Exhibit 99.2

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

Between

MOODY’S HOLDINGS, INC.

SELLER,

and

99 CHURCH INVESTORS LLC

PURCHASER

Premises:

95-101 Church Street

(aka 26/42 Park Place, 23/41 Barclay Street)

New York, New York

November 20, 2006

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-ii-

Schedules

A.	Description of the Land
B.	Intentionally Omitted
C.	List of Contracts
D.	List of Litigation
E.	List of Employees (Union and Non-Union)
F.	List of Open Tax Certiorari Proceedings

Exhibits

1.	Form of Deed
2.	Form of Bill of Sale
3.	Form of FIRPTA Affidavit
4.	Form of Assignment and Assumption of Contracts
5.	Form of General Assignment and Assumption Agreement
6.	Form of Net Lease
7.	Wire Instructions
8.	Title Report
9.	Bas Relief

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PURCHASE AND SALE AGREEMENT (this “Agreement”) made as of the 20th day of November, 2006 between MOODY’S HOLDINGS, INC., a Delaware corporation, having an address at 99 Church Street, New York, N.Y. (“Seller”) and 99 CHURCH INVESTORS LLC, a Delaware limited liability company, having an address at c/o Silverstein Properties, Inc., 7 World Trade Center, 250 Greenwich Street, New York, New York 10007 (“Purchaser”).

W I T N E S S E T H :

WHEREAS, Seller is the owner and holder of the fee simple estate in and to that certain plot, piece and parcel of land (the “Land”) known as 95-101 Church Street (aka 26-42 Park Place and 23-41 Barclay Street), New York, New York, as more particularly described in Schedule A annexed hereto, together with the buildings and all other improvements located on the Land (collectively, the “Building”; the Building and the Land, but excluding therefrom the Bas Relief, as hereinafter defined, are hereinafter sometimes collectively referred to as the “Premises”);

WHEREAS, Seller desires to cause the sale, assignment, transfer and conveyance of its fee interests in and to the Premises to Purchaser in accordance with the terms and provisions of this Agreement, and Purchaser desires to purchase such interests from Seller upon the terms more particularly set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

l. DEFINITIONS.

05/06 Tax Year	Section 15
06/07 Tax Year	Section 15
AAA	Section 36
Additional Deposit	Section 4(a)
Agreement	Preamble
Apportionment Tax Year	Section 15
Bas Relief	Section 8
Broker	Section 14(a)
Building	Recitals
Building Systems Equipment	Section 2(a)
business day	Section 4(c)
Closing	Section 18
Closing Date	Section 18
Commitment Objections	Section 6(a)(iii)
Company	Section 6(a)(i)
Contracts	Section 10(a)(ii)
Control	Section 9(b)(i)
Damages	Section 11(c)(xi)
day	Section 4(c)

Deposit	Section 4(a)
Disclosed Survey Items	Section 5(a)
Escrow Agent	Section 4(a)
Excluded Personalty	Section 8
Exculpated Parties	Section 11(a)
FIRPTA	Section 21
Hazardous Substances	Section 11(c)(xi)
Interference Damages	Section 20(a)
Initial Deposit	Section 4(a)
Land	Recitals
Leases	Section 10(a)(i)
Liability Cap	Section 11(c)
Liability Floor	Section 11(c)
Limitation Period	Section 11(c)
Net Lease	Section 35
Net Lease Tax Year	Section 15
New Closing Notice	Section 6(d)
Notices	Section 19
Non-Objectionable Encumbrances	Section 6(a)(v)
Pending Litigation	Section 11(c)(v)
Permitted Encumbrances	Section 5
Premises	Recitals
Proceeding	Section 11(c)
Proceeds	Section 11(c)
Property	Section 2(a)
Purchase Price	Section 4
Purchaser	Preamble
Purchaser’s Representatives	Section 3(a)
Representation	Section 11(c)
RET	Section 16(a)
RPT	Section 16(a)
Scheduled Closing Date	Section 18
Seller	Preamble
Seller Affiliated Party	Section 9(b)(i)
Seller Employees	Section 11(c)(vi)
Seller Knowledge Individual	Section 11(c)
Seller Related Parties	Section 3(c)
Seller’s Broker	Section 14(a)
Survey	Section 5(a)
Taking	Section 13(a)
Tax Certiorari Proceeding	Section 15
Title Cure Period	Section 6(a)
Title Objections	Section 6(a)
Title Policy	Section 6(a)(i)
Title Report	Section 6(a)(i)

Transfer Tax Laws	Section 16(a)
Transfer Taxes	Section 16(a)
Update Exception	Section 6(a)(iv)
Update Objection Deadline	Section 6(a)(iv)
Update Objections	Section 6(a)
Violations	Section 6(f)

2. PURCHASE AND SALE.

(a) Seller shall sell, assign and convey to Purchaser, and Purchaser shall purchase and assume from Seller, subject to the terms and conditions of this Agreement, all of Seller’s right, title and interest in and to and under (i) the Premises, (ii) the Building Systems Equipment, (iii) the Contracts in effect on the Closing Date (as such terms are hereinafter defined) (subject to Section 9 hereof) and (iv) any development rights, “air rights” or comparable rights appurtenant to the Premises. The items described in clauses (i)-(iv) above shall be referred to herein collectively as the “Property.” The parties agree that the conveyance of the items described in clause (iii) shall not become effective until the expiration or earlier termination of the Net Lease (as defined in Section 35) and shall only become effective to the extent the same are then in effect. “Building Systems Equipment” shall mean any and all machinery, equipment, fixtures and the like installed at the Premises which provide heating, cooling, ventilation or other base building services to the Premises (but excluding any supplementary heating, ventilation or cooling equipment).

(b) The parties hereto acknowledge and agree that the value of the Building Systems Equipment and other personalty is de minimis and no part of the Purchase Price (as hereinafter defined) is allocable thereto.

3. ACCESS TO PREMISES.

(a) Subject to the provisions of Section 3(b), Purchaser and its agents, employees, consultants, inspectors, appraisers, engineers and contractors (collectively “Purchaser’s Representatives”) shall have the right, from time to time, upon the advance notice required pursuant to Section 3(b), to enter upon and pass through the Premises during normal business hours to examine and inspect the same. Notwithstanding any such inspection of the Premises, Purchaser shall have no right to terminate this Agreement or to obtain any reduction of the Purchase Price as a result of any matters discovered by any such inspection.

(b) In conducting any inspection of the Premises, neither Purchaser nor any of Purchaser’s Representatives shall (a) contact or have any discussions with any of Seller’s employees, agents or representatives, or with any tenants at, or contractors providing services to, the Premises, unless in each case Purchaser obtains the prior consent of Seller, it being agreed that all such contacts or discussions shall, pending any such approval, be directed to Ms. Stacey A. Ingle, Director of Property Management, ((212) 553-1997), (b) interfere with the business of Seller conducted at the Premises or (c) damage the Premises or any portion thereof. In conducting any such inspection, Purchaser and Purchaser’s Representatives shall at all times comply with, and shall be subject to, all other terms, covenants and conditions of this Agreement. Seller may from time to time establish reasonable rules of conduct for Purchaser and Purchaser’s Representatives in furtherance of the foregoing. Purchaser shall schedule and coordinate all inspections, including, without limitation, any environmental tests, with Seller and shall give Seller at least one (1) business day’s prior notice thereof. Seller shall be entitled to have a representative of Seller be present at all times during each such inspection. Purchaser agrees to pay to Seller, on demand, the cost of repairing and restoring any damage or disturbance which Purchaser or Purchaser’s Representatives shall cause to the Premises or any portion thereof. All inspection fees, appraisal fees, engineering fees and other costs and expenses of any kind incurred by Purchaser or Purchaser’s Representatives relating to such inspection of the Premises and its review thereof shall be at the sole expense of Purchaser. In the event that the Closing hereunder shall not occur for any reason whatsoever, Purchaser shall deliver to Seller, at no cost to Seller, the originals of all tests, reports and inspections of the Premises made and conducted by Purchaser or Purchaser’s Representatives or for Purchaser’s benefit which are in the possession or control of Purchaser or Purchaser’s Representatives. Purchaser and Purchaser’s Representatives shall not be permitted to conduct borings of the Premises or drilling in or on the Premises in connection with the preparation of an environmental audit or in connection with any other inspection of the Premises without the prior written consent of Seller, which consent Seller may grant or withhold in its sole and absolute discretion (and, if such consent is given, Purchaser shall be obligated to pay to Seller, on demand, the cost of repairing and restoring any damage as aforesaid). The provisions of this Section 3(b) shall survive the Closing or any termination of this Agreement.

(c) Purchaser agrees to indemnify and hold Seller and its direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents, contractors, and any successors or assigns of the foregoing (collectively with Seller, “Seller Related Parties”) harmless from and against any and all losses, costs, damages, liens, claims, liabilities or expenses (including, but not limited to, reasonable attorneys’ fees, court costs and disbursements) incurred by any of Seller Related Parties arising from or by reason of Purchaser’s and/or Purchaser’s Representatives’ access to, or inspection of, the Premises, or any tests, inspections or other due diligence conducted pursuant to this Agreement. The provisions of this Section 3(c) shall survive the Closing or any termination of this Agreement.

4. PURCHASE PRICE AND DEPOSIT.

The purchase price to be paid by Purchaser to Seller for the Property (the “Purchase Price”) is One Hundred Seventy Million and Fifty Thousand and No Dollars ($170,050,000.00), subject to apportionment as provided in Section 7, payable as follows:

(a) Prior to the date hereof, Purchaser has delivered to the Company (as hereinafter defined), as escrow agent (the “Escrow Agent”) a certified check in the amount of Two Million Dollars ($2,000,0000) (the “Initial Deposit”), which sum Escrow Agent has deposited into its escrow account. In addition, within one (1) business day after the execution of this Agreement by Purchaser, Purchaser shall deliver to the Company (as hereinafter defined), as escrow agent (the “Escrow Agent”) via wire transfer in immediately available federal funds the amount of Twenty-Three Million Dollars ($23,000,000) (the “Additional Deposit”) to the escrow account of Escrow Agent in accordance with the wire instructions set forth on Exhibit 7 (the Initial Deposit and the Additional Deposit which is made pursuant to this Section 4(a) are collectively referred to herein as the “Deposit”);

(b)(i) Upon receipt by Escrow Agent of the Deposit, Escrow Agent shall cause the same to be deposited into an interest bearing account at JPMorgan Chase or another national bank selected by Escrow Agent, it being agreed that Escrow Agent shall not be liable for (y) any loss of such investment (unless due to Escrow Agent’s gross negligence, willful misconduct or breach of this Agreement) or (z) any failure to attain a favorable rate of return on such investment. Escrow Agent shall deliver the Deposit, and the interest accrued thereon, to Seller or to Purchaser, as the case may be, under the following conditions:

(1) The Deposit (together with all interest accrued thereon) shall be delivered to Seller at the Closing upon receipt by Escrow Agent of a statement executed by Seller and Purchaser authorizing the Deposit and the interest accrued thereon to be released; or

(2) The Deposit, and the interest accrued thereon, shall be delivered to Seller following receipt by Escrow Agent of written demand therefor from Seller stating that Purchaser has defaulted in the performance of its obligations under this Agreement, provided Purchaser shall not have given written notice of objection in accordance with the provisions set forth below; or

(3) The Deposit, and the interest accrued thereon, shall be delivered to Purchaser following receipt by Escrow Agent of written demand therefor from Purchaser stating that Seller has defaulted in the performance of its obligations under this Agreement or that this Agreement was terminated under circumstances entitling Purchaser to the return of the Deposit, and specifying the Section of this Agreement which entitles Purchaser to the return of the Deposit, in each case provided Seller shall not have given written notice of objection in accordance with the provisions set forth below; or

(4) The Deposit, and the interest accrued thereon, shall be delivered to Purchaser or Seller as directed by joint written instructions of Seller and Purchaser.

(ii) Upon the filing of a written demand for the Deposit by Seller or Purchaser, pursuant to subsection (2) or (3) above, Escrow Agent shall promptly give notice thereof (including a copy of such demand) to the other party. The other party shall have the right to object to the delivery of the Deposit, by giving written notice of such objection to Escrow Agent at any time within ten (10) days after such party’s receipt of notice from Escrow Agent, but not thereafter. Such notice shall set forth the basis (in reasonable detail) for objecting to the delivery of the Deposit. Upon receipt of such notice of objection, Escrow Agent shall promptly give a copy of such notice to the party who filed the written demand. If Escrow Agent shall have timely received such notice of objection, Escrow Agent shall continue to hold the Deposit, and the interest accrued thereon, until (x) Escrow Agent receives joint written notice from Seller and Purchaser directing the disbursement of the Deposit, in which case Escrow Agent shall then disburse the Deposit, and the interest accrued thereon, in accordance with said direction, or (y) litigation is commenced between Seller and Purchaser, in which case Escrow Agent shall deposit the Deposit, and the interest accrued thereon, with the clerk of the court in which said litigation is pending, or (z) Escrow Agent takes such affirmative steps as Escrow Agent may elect, at Escrow Agent’s option, in order to terminate Escrow Agent’s duties hereunder, including but not limited to depositing the Deposit, and the interest accrued thereon, in court and commencing an action for interpleader, the costs thereof to be borne by whichever of Seller or Purchaser is the losing party in such interpleader action, as determined by a final non-appealable order of such court.

(iii) Escrow Agent may rely and act upon any instrument or other writing reasonably believed by Escrow Agent to be genuine and purporting to be signed and presented by any person or persons purporting to have authority to act on behalf of Seller or Purchaser, as the case may be, and shall not be liable in connection with the performance of any duties imposed upon Escrow Agent by the provisions of this Agreement, except for Escrow Agent’s own gross negligence or willful misconduct. Escrow Agent shall have no duties or responsibilities except those set forth herein. Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless the same is in writing and signed by Purchaser and Seller, and, if Escrow Agent’s duties hereunder are affected, unless Escrow Agent shall have given prior written consent thereto. Escrow Agent shall be reimbursed by Seller and Purchaser for any expenses (including reasonable legal fees and disbursements of outside counsel), including all of Escrow Agent’s fees and expenses with respect to any interpleader action incurred in connection with this Agreement, and such liability shall be joint and several; provided, however, that, as between Purchaser and Seller, the prevailing party in any dispute over the Deposit shall be entitled to reimbursement by the losing party of any such expenses paid to Escrow Agent. In the event that Escrow Agent shall be uncertain as to Escrow Agent’s duties or rights hereunder, or shall receive instructions from Purchaser or Seller that, in Escrow Agent’s opinion, are in conflict with any of the provisions hereof, Escrow Agent shall be entitled to hold the Deposit, and the interest accrued thereon, and may decline to take any other action. After delivery of the Deposit, and the interest accrued thereon, in accordance herewith, Escrow Agent shall have no further liability or obligation of any kind whatsoever.

(iv) Escrow Agent shall have the right at any time to resign upon ten (10) business days prior notice to Seller and Purchaser. Seller and Purchaser shall jointly select a successor Escrow Agent and shall notify Escrow Agent of the name and address of such successor Escrow Agent within ten (10) business days after receipt of notice of Escrow Agent of its intent to resign. If Escrow Agent has not received notice of the name and address of such successor Escrow Agent within such period, Escrow Agent shall have the right to select on behalf of Seller and Purchaser a bank or trust company licensed to do business in the State of New York and having a branch located in New York County to act as successor Escrow Agent hereunder. At any time after the ten (10) business day period, Escrow Agent shall have the right to deliver the Deposit, and the interest accrued thereon, to any successor Escrow Agent selected hereunder, provided such successor Escrow Agent shall execute and deliver to Seller and Purchaser an assumption agreement whereby it assumes all of Escrow Agent’s obligations hereunder. Upon the delivery of all such amounts and such assumption agreement, the successor Escrow Agent shall become the Escrow Agent for all purposes hereunder and shall have all of the rights and obligations of the Escrow Agent hereunder, and the resigning Escrow Agent shall have no further responsibilities or obligations hereunder.

(v) Seller and Purchaser each hereby agree to severally (but not jointly) indemnify, defend and hold harmless Escrow Agent from and against fifty percent (50%) of any and all loss, cost, damage, expense and reasonable attorneys’ fees actually incurred by Escrow Agent arising out of it acting as the Escrow Agent hereunder, other than to the extent arising from Escrow Agent’s gross negligence or willful misconduct.

(vi) The interest earned on the Deposit shall be paid to the party entitled to receive the Deposit as provided in this Agreement. Purchaser shall not be entitled to any credit against the Purchase Price with respect to any such interest paid to Seller at Closing. The party receiving such interest shall pay any income taxes thereon. Seller’s taxpayer identification number is 22-3725410. Purchaser’s taxpayer identification number is 74-3186699. The provisions of this Section 4(b) shall survive the Closing or termination of this Agreement.

(c) At the Closing, the Deposit (together with all interest accrued thereon) shall be paid to Seller and Purchaser shall deliver the balance of the Purchase Price (i.e., the Purchase Price less the Deposit) to Seller.

All monies payable by Purchaser under this Agreement, unless otherwise specified in this Agreement and except for the Deposit, which shall be delivered as specified in this Agreement, shall be paid by Purchaser causing such monies to be wire transferred in immediately available federal funds at such bank account or accounts designated by Seller, and divided into such amounts designated by Seller as may be required to facilitate the consummation of the transactions contemplated by this Agreement.

Except as otherwise specified in Sections 6(b), 12(a)(ii), 13(a)(ii), and 20(b) of this Agreement, the Deposit (and the interest accrued thereon) shall be non-refundable. The provisions of this paragraph shall survive the termination of this Agreement.

As used in this Agreement, the term “business day” shall mean every day other than Saturdays, Sundays, all days observed by the federal or New York State government as legal holidays and all days on which commercial banks in New York State are required by law to be closed.

Any reference in this Agreement to a “day” or a number of “days” (other than references to a “business day” or “business days”) shall mean a calendar day or calendar days.

5. STATUS OF THE TITLE.

Subject to the terms and provisions of this Agreement, Seller’s interest in the Premises shall be sold, assigned and conveyed by Seller to Purchaser, and Purchaser shall accept same, subject only to the following (collectively, the “Permitted Encumbrances”):

(a) the state of facts disclosed on the survey (the “Survey”) prepared by Harwood Surveying P.C., dated June 30, 2006 (the “Disclosed Survey Items”) and any further state of facts which are not Disclosed Survey Items as a current survey of the Premises or a personal inspection would disclose;

(b) the standard printed exclusions from coverage contained in the ALTA form of owner’s title policy currently in use in New York, with the standard New York endorsement;

(c) Non-Objectionable Encumbrances (as hereinafter defined); and any liens, encumbrances or other title exceptions approved or waived by Purchaser as provided in this Agreement;

(d) real estate taxes, sewer rents and taxes, water rates and charges, vault charges and taxes, business improvement district taxes and assessments and any other governmental taxes, charges or assessments levied or assessed against the Premises which are a lien but not yet due and payable;

(e) any laws, rules, regulations, statutes, ordinances, orders or other legal requirements affecting the Premises, including, without limitation, all zoning, land use, building and environmental laws, rules, regulations, statutes, ordinances, orders or other legal requirements, including landmark designations and all zoning variance and special exceptions, if any;

(f) all covenants, restrictions and utility company or governmental agency rights, easements and franchises relating to electricity, water, steam, gas, telephone, sewer or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon the Premises, provided that, in the case of any of the foregoing items which shall not be of record, the same do not materially adversely affect the present use of the Premises;

(g) any installment not yet due and payable of assessments imposed after the date hereof and affecting the Premises or any portion thereof;

(h) all Violations (as hereinafter defined) now or hereafter issued or noted;

(i) consents by Seller or any former owner of all or a portion of the Premises for the erection of any structure or structures on, under or above any street or streets on which the Premises may abut;

(j) possible encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, on, under, or above any street or highway, the Premises or any adjoining property; and

(k) all other matters which, pursuant to the terms of this Agreement, are deemed Permitted Encumbrances.

6. TITLE INSURANCE; LIENS.

(a) (i) The parties acknowledge that Purchaser has received, and reviewed the following title report: that certain Title Commitment dated June 28, 2006, and updated as of October 24, 2006 and November 14, 2006 and designated Title No. 06-7406-15695-NYM (the “Title Report”) from Fidelity National Title Insurance Company (the “Company”) as set forth on Exhibit 8, for an owner’s policy of title insurance with respect to Purchaser’s acquisition of the Premises (the “Title Policy”). At the Closing, Purchaser shall obtain title insurance from the Company with respect to Purchaser’s acquisition of the Property and any financing obtained in connection therewith. Purchaser may arrange for other nationally recognized title insurance companies (designated by Purchaser) to serve as co-insurers for not more than 50% of the aggregate title insurance coverage that Purchaser and its lender(s) and equity partners elects to purchase at the Closing so long as the Company acts as lead insurer.

(ii) The parties acknowledge that Purchaser has received the Survey and the Title Report.

(iii) Purchaser shall have no right to object to any exceptions or other matters disclosed in the Title Report or Survey except for the following items listed on Schedule B-II of the Title Report: Exceptions 12, 13 and 14 (collectively, the “Commitment Objections”) which Seller shall satisfy or effectuate in the manner described in Section 6(a)(v). All such exceptions and other matters disclosed in the Title Report and Survey (other than the Commitment Objections) shall be deemed Permitted Encumbrances.

(iv) Purchaser shall direct the Company to deliver a copy of any update to each of the title reports making up the Title Report to Seller simultaneously with its delivery of the same to Purchaser. If, prior to the Closing Date, the Company shall deliver any update to any of the title reports making up the Title Report which discloses additional liens, encumbrances or other title exceptions which were not disclosed by the Title Report and are not Disclosed Survey Items and which do not otherwise constitute Permitted Encumbrances hereunder (each, an “Update Exception”), then Purchaser shall have until the earlier of (x) five (5) business days after delivery of such update to Purchaser or its counsel or (y) the business day immediately preceding the Closing Date, time being of the essence (the “Update Objection Deadline”) to deliver written notice to Seller objecting to any of the Update Exceptions (the “Update Objections”; the Update Objections and Commitment Objections are, collectively, the “Title Objections”). If Purchaser fails to deliver such objection notice by the Update Objection Deadline, Purchaser shall be deemed to have waived its right to object to any Update Exceptions (and the same shall not constitute Title Objections, but shall instead be deemed Permitted Encumbrances). If Purchaser shall deliver such objection notice by the Update Objection Deadline, any Update Exceptions which are not objected to in such notice shall not constitute Title Objections, but shall be Permitted Encumbrances.

(v) Purchaser shall not be entitled to object to, and shall be deemed to have approved, any liens, encumbrances or other title exceptions (and the same shall not constitute Title Objections, but shall instead be deemed to be Permitted Encumbrances) (A) over which the Company is willing to insure (without additional cost to Purchaser or where Seller pays such cost for Purchaser), (B) against which the Company is willing to provide affirmative insurance (without additional cost to Purchaser or where Seller pays such cost for Purchaser), or (C) which will be extinguished upon the transfer of the Property (collectively, the “Non-Objectionable Encumbrances”). Notwithstanding anything to the contrary contained herein, if Seller is unable to eliminate the Title Objections by the Scheduled Closing Date, unless the same are waived by Purchaser without any abatement in the Purchase Price, Seller may, from time to time, upon at least two (2) business days’ prior notice to Purchaser (except with respect to matters first disclosed during such two (2) business day period, as to which matters notice may be given at any time through and including the Scheduled Closing Date) adjourn the Scheduled Closing Date for a period not to exceed ninety (90) days in the aggregate (the “Title Cure Period”), in order to attempt to eliminate such exceptions.

(b) If Seller is unable to eliminate any Title Objection within the Title Cure Period, then, unless the same is waived by Purchaser, Purchaser may (i) accept the Property subject to such Title Objection without abatement of the Purchase Price, in which event (x) such Title Objection shall be deemed to be, for all purposes, a Permitted Encumbrance, (y) Purchaser shall close hereunder notwithstanding the existence of same, and (z) Seller shall have no obligations whatsoever after the Closing Date with respect to Seller’s failure to cause such Title Objection to be eliminated, or (ii) terminate this Agreement by notice given to Seller within ten (10) business days following expiration of the Title Cure Period, time being of the essence, in which event Purchaser shall be entitled to a return of the Deposit (together with any interest accrued thereon). If Purchaser shall fail to deliver the termination notice described in clause (ii) within the ten (10) business day period described therein, time being of the essence, Purchaser shall be deemed to have made the election under clause (i). Upon the timely giving of any termination notice under clause (ii), this Agreement shall terminate and neither party hereto shall have any further rights or obligations hereunder other than those which are expressly provided to survive the termination hereof.

(c) It is expressly understood that, except as provided in this clause (c), in no event shall Seller be required to bring any action or institute any proceeding, or to otherwise incur any costs or expenses in order to attempt to eliminate any Title Objections, or take any other actions to cure or remove any Title Objections, or to otherwise cause title in the Premises to be in accordance with the terms of this Agreement on the Closing Date. Notwithstanding anything in this Section 6 to the contrary, Seller shall be required to remove, by payment, bonding or otherwise, any Title Objections (i) which have been voluntarily recorded by Seller, (ii) which are mechanics’ liens filed with respect to work undertaken by Seller, (iii) which are otherwise placed by Seller against the Property or (iv) which would not fall within the definition of clauses (i), (ii) or (iii) above and which can be removed by the payment of a liquidated sum of money not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000), in each case on or following the date of the Title Report (other than with the approval or deemed approval of Purchaser which approval shall not be unreasonably withheld, conditioned or delayed) and which are not given for the benefit of any utility or governmental authority.

(d) If Seller shall have adjourned the Scheduled Closing Date in order to cure Title Objections in accordance with the provisions of this Section 6, Seller shall, upon the satisfactory cure thereof, promptly reschedule the Scheduled Closing Date, upon at least five (5)

business days’ prior notice to Purchaser (the “New Closing Notice”); it being agreed, however, that if any Title Objections arise between the date the New Closing Notice is given and the rescheduled Scheduled Closing Date, Seller may again adjourn the Closing for a reasonable period or periods, in order to attempt to cause such exceptions to be eliminated; provided, however, that Seller shall not be entitled to adjourn the new Scheduled Closing Date pursuant to this Section 6 for a period or periods in excess of ninety (90) days in the aggregate.

(e) If the Title Report discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to that of Seller, on request Seller shall deliver to the Company affidavits showing that such judgments, bankruptcies or other returns are not against Seller in order to request the Company to omit exceptions with respect to such judgments, bankruptcies or other returns or to insure over same.

(f) Purchaser agrees to purchase the Premises subject to any and all notes or notices of violations of law, or municipal ordinances, orders, designations or requirements whatsoever noted in or issued by any federal, state, municipal or other governmental department, agency or bureau or any other governmental authority having jurisdiction over the Premises (collectively, “Violations”), or any condition or state of repair or disrepair or other matter or thing, whether or not noted, which, if noted, would result in a Violation being placed on the Premises. Seller shall have no duty to remove or comply with or repair any condition, matter or thing whether or not noted, which, if noted, would result in a violation being placed on the Premises. Seller shall have no duty to remove or comply with or repair any of the aforementioned Violations, or other conditions, and Purchaser shall accept the Premises subject to all such Violations, the existence of any conditions at the Premises which would give rise to such Violations, if any, and any governmental claims arising from the existence of such Violations, in each case without any abatement of or credit against the Purchase Price.

(g) If the Company shall be unwilling to remove any Title Objections which another major national title insurance company selected by Seller (either directly or through an agent) would be willing to remove, then Seller shall have the right to substitute such major national title insurance company for the Company, provided that if Purchaser elects not to use such major national title insurance company, such Title Objections which such major national title insurance company would be willing to remove shall not constitute Title Objections and shall be deemed Permitted Encumbrances.

(h) Upon reasonable request by Purchaser, Seller shall deliver to the Company prior to or on the Closing Date any such affidavits and documentary evidence as are reasonably required by the Company and customarily delivered by sellers of New York City office buildings in order to issue the Title Policy to Purchaser free and clear of matters other than the Permitted Encumbrances.

7. APPORTIONMENTS.

At the Closing, there shall be no apportionments of income or expense relating to the Property, it being agreed that such apportionments shall be performed upon the expiration or earlier termination of the Net Lease as provided therein.

8. PROPERTY NOT INCLUDED IN SALE.

Notwithstanding anything to the contrary contained herein, it is expressly agreed by the parties hereto that any fixtures, furniture, furnishings, equipment, machinery, inventory, appliances or other personal property (including, without limitation, trade fixtures in, on, around or affixed to the Building) owned or leased by Seller or by any tenant, managing agent, leasing agent, contractor, or employee at the Building, and that certain bas relief located over the entrance door on Church Street and more particularly shown on Exhibit 9 annexed hereto (the “Bas Relief”) (collectively, “Excluded Personalty”), shall not be included in the Property to be sold to Purchaser hereunder; provided (A) that the Building Systems Equipment shall not constitute Excluded Personalty, and (B) that Seller shall have the option of removing the Bas Relief at any time up to and including the expiration of the Term of the Net Lease, as such term is defined in the Net Lease, it being acknowledged by Purchaser that Seller shall be under no obligation to restore any of the Premises that might have been affected by such removal, provided that (i) any such removal shall be performed in accordance with all applicable laws (including, but not limited to, environmental laws and the New York City Building Code) and (ii) no unsafe or hazardous condition then exists as a result of such removal. This Section 8 shall survive the Closing.

9. COVENANTS OF SELLER.

(a) During the period from the date hereof until the Closing Date, Seller shall:

(i) be permitted to enter into any agreements with respect to all or any portion of the Premises provided that such agreements expire by their terms on or prior to the Closing Date or, in accordance with its terms would not be effective following the Closing Date, or, in the case of Contracts may be terminated by the owner of the Premises without penalty upon not more than thirty (30) days’ (or less) prior notice unless the same are deemed in good faith to be necessary by Seller to respond to an emergency at the Premises (in which event the term of such Contracts shall be commercially reasonable taking into account the nature of the emergency, and shall in any event be terminable by the owner of the Premises without penalty not later than the expiration of the term of the Net Lease);

(ii) maintain in full force and effect the insurance policies currently in effect with respect to the Premises; and

(iii) operate and manage the Premises in a manner substantially consistent with current practice.

(b) During the period from the date hereof until the Closing Date, Seller shall not, to the extent the same would be binding on or affect the Premises or any owner thereof after the Closing, except as permitted under Section 9(a), without Purchaser’s prior approval which approval shall not be unreasonably withheld, conditioned or delayed:

(i) enter into any new Lease, provided that Seller may, without Purchaser’s approval enter into any new Lease, provided that (1) the same is with a Seller Affiliated Party, (2) such Seller Affiliated Party shall be obligated to vacate the Premises not later than the expiration or earlier termination of the Net Lease, and (3) such new Lease shall be terminated by Seller in the event that the tenant thereunder shall cease to be a Seller Affiliated Party. “Seller Affiliated Party” means any person or entity which Controls, is Controlled by, or is under common Control with, Seller. “Control” (and the correlative terms “Controlled by” and “under common Control with”) means the power and authority to direct the business and affairs of the entity in question, whether by ownership of a majority of the beneficial interests in such entity, by contract or otherwise;

(ii) amend or modify (other than non-material amendments or modifications) or renew any of the Contracts, unless such Contract may be terminated by the owner of the Premises without penalty on not more than thirty (30) days prior notice;

(iii) enter into any new Contracts, unless such Contract may be terminated by the owner of the Premises without penalty or not more than thirty (30) days prior notice; or

(iv) affirmatively subject the property to any additional liens, encumbrances, covenants or easements, which would not constitute Permitted Encumbrances and which would remain on the Premises following the Expiration Date of the Net Lease.

(c) Whenever in Section 9(b) hereof Seller is required to obtain Purchaser’s approval with respect to any transaction described therein, Purchaser shall, within five (5) business days after receipt of Seller’s request therefor, notify Seller of its approval or disapproval of same and, if Purchaser fails to notify Seller of its disapproval within said five (5) business day period, Purchaser shall be deemed to have approved same.

10. ASSIGNMENTS BY SELLER AND ASSUMPTIONS BY PURCHASER; SECURITY DEPOSITS; EMPLOYEES.

(a) Effective as of the expiration or earlier termination of the Net Lease, Seller agrees to assign to Purchaser, without recourse, representation or warranty (except as expressly set forth in this Agreement), all of Seller’s right, title and interest in, and Purchaser agrees to assume Seller’s obligations accruing on and after such expiration or earlier termination of the Net Lease under, the documents described in clauses (i), (ii) and (iii) below:

(i) any leases, licenses and other occupancy agreements demising space at the Premises, together with all amendments and modifications thereof and supplements relating thereto (collectively, “Leases”) which are approved or deemed approved by Purchaser or otherwise permitted hereunder or under the Net Lease, in each case to the extent then in effect (together with any security deposited by the tenants thereunder);

(ii) the service, maintenance, supply and other agreements relating to the operation of the Premises, together with all modifications and amendments thereof and supplements relating thereto (collectively, “Contracts”) which are set forth on Schedule C attached hereto and any other Contracts (or amendments or modifications) approved or deemed approved by Purchaser or otherwise permitted hereunder or under the Net Lease, in each case to the extent then in effect; and

(iii) the transferable permits and licenses, if any, relating to the Premises and the other intangible personalty.

(b) Notwithstanding the provisions of Section 10(a) above, at the expiration of the Net Lease, Seller agrees to terminate any Leases or Contracts other than those Leases and Contracts which Purchaser (in its sole discretion) elects to have remain in effect after the expiration of the Net Lease pursuant to a written notice delivered to Seller at least thirty (30) days prior to the expiration of the Net Lease. Seller shall be responsible for any termination fees or penalties payable in connection with the termination of any such Contracts or Leases.

(c) Purchaser agrees that, effective as of the expiration or earlier termination of the Net Lease, all employees at the Building who are union employees shall be offered the same employment by Purchaser (or by the property manager to be engaged by Purchaser) under their then current employment contracts or agreements, including any collective bargaining agreements. Purchaser acknowledges that in the event it terminates any of such union employees (or if it terminates any cleaning contractor, security contractor or other service provider to the Premises employing union personnel or requires any such service provider to reduce their employees at the Premises and, as a result, any of the union employees engaged by such companies are terminated), certain termination benefits may be payable with respect to such terminated employees. Purchaser agrees that it shall be liable for the payment of all such termination benefits and hereby agrees to indemnify and hold harmless Seller and the other Seller Related Parties from and against any loss, cost, damage, liability or expense (including, without limitations, reasonable attorneys’ fees, court costs and disbursements) incurred by Seller or any other Seller Related Party arising from or by reason of Purchaser’s failure to pay such termination benefits as and when due and payable.

(d) The provisions of this Section 10 shall survive the Closing.

11. CONDITION OF THE PROPERTY; REPRESENTATIONS.

(a) PURCHASER HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER NOR ANY OTHER SELLER PARTY, NOR ANY OTHER SELLER RELATED PARTY, NOR ANY OTHER PERSON ACTING ON BEHALF OF SELLER, NOR ANY PERSON OR ENTITY WHICH PREPARED OR PROVIDED ANY OF THE MATERIALS REVIEWED BY PURCHASER IN CONDUCTING ITS DUE DILIGENCE, NOR ANY DIRECT OR INDIRECT OFFICER, DIRECTOR, PARTNER, SHAREHOLDER, EMPLOYEE, AGENT, REPRESENTATIVE, ACCOUNTANT, ADVISOR, ATTORNEY, PRINCIPAL, AFFILIATE, CONSULTANT, CONTRACTOR, SUCCESSOR OR ASSIGN OF ANY OF THE FOREGOING PARTIES (SELLER, AND ALL OF THE OTHER PARTIES DESCRIBED IN THE PRECEDING PORTIONS OF THIS SENTENCE (OTHER THAN PURCHASER)

SHALL BE REFERRED TO HEREIN COLLECTIVELY AS THE “EXCULPATED PARTIES”), HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY ORAL OR WRITTEN REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESSED OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE (INCLUDING WITHOUT LIMITATION WARRANTIES OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), WITH RESPECT TO THE PROPERTY, THE PERMITTED USE OF THE PROPERTY OR THE ZONING AND OTHER LAWS, REGULATIONS AND RULES APPLICABLE THERETO OR THE COMPLIANCE BY THE PROPERTY THEREWITH, THE REVENUES AND EXPENSES GENERATED BY OR ASSOCIATED WITH THE PROPERTY, OR OTHERWISE RELATING TO THE PROPERTY OR THE TRANSACTIONS CONTEMPLATED HEREIN. PURCHASER FURTHER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL MATERIALS WHICH HAVE BEEN PROVIDED BY ANY OF THE EXCULPATED PARTIES HAVE BEEN PROVIDED WITHOUT ANY WARRANTY OR REPRESENTATION, EXPRESSED OR IMPLIED AS TO THEIR CONTENT, SUITABILITY FOR ANY PURPOSE, ACCURACY, TRUTHFULNESS OR COMPLETENESS AND PURCHASER SHALL NOT HAVE ANY RECOURSE AGAINST SELLER OR ANY OF THE OTHER EXCULPATED PARTIES IN THE EVENT OF ANY ERRORS THEREIN OR OMISSIONS THEREFROM. PURCHASER IS ACQUIRING THE PROPERTY BASED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION AND INSPECTION OF THE PROPERTY AND NOT IN RELIANCE ON ANY INFORMATION PROVIDED BY SELLER, OR ANY OF THE OTHER EXCULPATED PARTIES, EXCEPT FOR THE REPRESENTATIONS EXPRESSLY SET FORTH HEREIN. PURCHASER EXPRESSLY DISCLAIMS ANY INTENT TO RELY ON ANY SUCH MATERIALS PROVIDED TO IT BY SELLER IN CONNECTION WITH ITS DUE DILIGENCE AND AGREES THAT IT SHALL RELY SOLELY ON ITS OWN INDEPENDENTLY DEVELOPED OR VERIFIED INFORMATION.

(b) PURCHASER ACKNOWLEDGES AND AGREES THAT IT IS PURCHASING THE PROPERTY “AS IS” AND “WITH ALL FAULTS”, BASED UPON THE CONDITION (PHYSICAL OR OTHERWISE) OF THE PROPERTY AS OF THE DATE OF THIS AGREEMENT, REASONABLE WEAR AND TEAR AND, SUBJECT TO THE PROVISIONS OF SECTIONS 12 AND 13 OF THIS AGREEMENT, AND THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, LOSS BY CONDEMNATION OR FIRE OR OTHER CASUALTY EXCEPTED. PURCHASER ACKNOWLEDGES AND AGREES THAT ITS OBLIGATIONS UNDER THIS AGREEMENT SHALL NOT BE SUBJECT TO ANY FINANCING CONTINGENCY OR OTHER CONTINGENCIES OR SATISFACTION OF CONDITIONS AND PURCHASER SHALL HAVE NO RIGHT TO TERMINATE THIS AGREEMENT OR RECEIVE A RETURN OF THE DEPOSIT (OR THE ACCRUED INTEREST THEREON) EXCEPT AS EXPRESSLY PROVIDED FOR IN SECTIONS 6(b), 12(a)(ii), 13(a)(ii) AND 20(b) OF THIS AGREEMENT.

(c) Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows (each a “Representation”):

(i) To Seller’s knowledge, there are no Leases in effect as of the date hereof or as of the Closing Date.

(ii) To Seller’s knowledge, (x) Schedule C is a true, correct and complete list of the Contracts in effect as of the date listed thereon which are not intended to be terminated as of the Closing and (y) Seller has delivered to Purchaser, or made available to Purchaser for review, true and complete copies of all Contracts, which are in writing, set forth on Schedule C.

(iii) To Seller’s knowledge, there are no condemnations or eminent domain proceedings pending, or threatened, against the Premises.

(iv) Seller has not granted to any other party any purchase option or right of first refusal with respect to the purchase of the Premises which remains in effect.

(v) To Seller’s knowledge, except for the matters set forth on Schedule D (the “Pending Litigation”), there is no action, suit, litigation, hearing or administrative proceeding (including, without limitation, any DHCR or other similar proceeding) pending against Seller or the Premises, with respect to all or any portion of the Premises in each case which is not or would not be covered by insurance or which would have a material adverse effect on the use, operation or value of Premises.

(vi) Schedule E sets forth a list of all employees of Seller relating to the Premises and located at the Premises (collectively, the “Seller Employees”), and the respective dates on which they commenced employment. Schedule E also lists those Seller Employees whose employment with Seller is subject to collective bargaining agreements, as denoted next to such employee’s name.

(vii) To Seller’s knowledge, Schedule F sets forth a true and complete list of all tax years which have open Tax Certiorari Proceedings filed by Seller with respect to the Premises.

(viii) Seller has full power and authority to enter into and perform this Agreement in accordance with its terms. This Agreement and all documents executed by Seller which are to be delivered to Purchaser at Closing are, and at the time of Closing will be, duly authorized, executed and delivered by Seller, and at the time of Closing will be the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, and do not and, at the time of Closing will not, violate any provision of any agreement or judicial order to which Seller or the Property is subject.

(ix) The Building Systems Equipment is currently owned, or by the Closing Date will be owned, by Seller free and clear of any conditional bills of sale, chattel mortgages, security agreements, pledge agreements, financing statements or other security interests, and any liens, claims or encumbrances of any kind.

(x) There are no consents or approvals required of any third party or governmental entity necessary to consummate the transactions contemplated by this Agreement.

(xi) To Seller’s knowledge, Seller has not received written notice from any governmental authority that the use and operation of the Property is in violation of any laws or regulations relating to Hazardous Substances. For purposes of this Agreement, the term “Hazardous Substances” means any of the following: (A) “hazardous substances” or “toxic substances”, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., or the Hazardous Materials Transportation Act, 49 U.S.C. § 1802, all as amended; (B) “hazardous wastes”, as that term is defined by the Resource Convention and Recovery Act, 42 U.S.C. § 6902, et seq., as amended; (C) any substance, material, chemical or waste defined as a “hazardous”, “extremely hazardous” or “restricted hazardous” waste material or substance under the laws of the State, County or City of New York; (D) any pollutant, contaminant or hazardous, dangerous or toxic chemicals, materials or substances which is regulated under any applicable federal state or local law, regulations, ordinance or requirement (including consent decrees and administrative orders) as amended; (E) any oil, petroleum or petroleum derived substance, petroleum products, or substances or compounds containing petroleum products; (F) any radioactive material as defined at 42 U.S.C. § 2100, et seq., as amended; (G) asbestos or asbestos containing materials; and (H) polychlorinated biphenyls or substances or compounds containing polychlorinated biphenyls.

Any and all uses of the phrase, “to Seller’s knowledge” or other references to Seller’s knowledge in this Agreement shall mean the actual, present, conscious knowledge of Arthur N. Skelskie, a Vice-President in the Global Real Estate department of Seller (the “Seller Knowledge Individual”), as to a fact at the time given without investigation or inquiry. Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Seller Knowledge Individual or of any other individual or entity, shall be imputed to the Seller Knowledge Individual.

The Representations of Seller contained in (A) clauses (iv), (viii) and (x) of this Section 11(c) shall survive the Closing for ninety (90) days following Closing Date and (B) clauses (i), (ii), (iii), (v), (vi), (vii), (ix), and (xi) shall survive the Closing for ninety (90) days following the expiration or earlier termination of the term of the Net Lease (each such period set forth in clauses (A) and (B) above, the “Limitation Period”). Each such representation and warranty shall automatically be null and void and of no further force and effect upon the expiration of the applicable Limitation Period unless, prior to such expiration, Purchaser shall have provided Seller with a notice alleging that Seller is in breach of such representation or warranty. If Seller fails to cure such breach within sixty (60) days after receipt by Seller of written notice thereof, Purchaser’s sole remedy shall be to commence a legal proceeding (a “Proceeding”) against Seller alleging that Seller has breached such representation or warranty, that Purchaser did not have actual knowledge or constructive knowledge of such breach on or prior to the Closing Date and that Purchaser shall have suffered actual damages as a result thereof, which Proceeding must be commenced, if at all, prior to the expiration of the applicable Limitation Period. If Purchaser shall have timely commenced a Proceeding and a court of competent jurisdiction shall, pursuant to a final, non-appealable order in connection with such

Proceeding, determine that (1) Seller was in breach of the applicable representation or warranty as of the date of this Agreement, (2) Purchaser suffered actual damages (the “Damages”) by reason of such breach in excess of Two Hundred Twenty-Five Thousand Dollars ($225,000) in the aggregate (the “Liability Floor”), and (3) Purchaser did not have actual knowledge or constructive knowledge of such breach on or prior to the Closing Date, then Purchaser shall be entitled to receive an amount equal to the Damages, including the amount of such damage below the Liability Floor; provided, that, in no event shall Purchaser be entitled to receive, in connection with any and all breaches of the covenants, Representations and warranties of Seller hereunder, an amount in excess of Two Million Two Hundred Fifty Thousand ($2,250,000) (the “Liability Cap”) in the aggregate. Any such Damages shall be refunded from the gross sales proceeds received by Seller from Purchaser at the Closing (the “Proceeds”) within thirty (30) days following the entry of such final, non-appealable order and delivery of a copy thereof to Seller. Purchaser acknowledges and agrees that, in the event that Seller shall be in breach of any of the Representations, Purchaser shall have no recourse to the property or other assets of Seller or any of the other Exculpated Parties (excluding the Proceeds), and Purchaser’s sole remedy, in such event, shall be to receive a refund from the Proceeds in the amount described above.

(d) The Representations and warranties of Seller set forth in Section 11(c) are subject to the following limitations: (i) Seller does not represent or warrant that any particular Contract will be in force or effect as of the Closing (or as of the expiration or earlier termination of the Net Lease) or that the tenants or contractors thereunder, as applicable, will not be in default thereunder, and (ii) to the extent that Seller has delivered or made available to Purchaser any Contracts or other information with respect to the Property at any time prior to the Closing Date and such Contracts or other information containing provisions inconsistent with any of such representations and warranties, then such representations and warranties shall be deemed modified to conform to such provisions.

(e) The provisions of Sections 11(a), (b), (c), and (d) shall survive the Closing but such survival shall be limited, in the case of the Representations set forth in Section 11(c), to the extent set forth therein.

12. DAMAGE AND DESTRUCTION.

(a) If all or any part of the Building is damaged by fire or other casualty occurring following the date hereof and prior to the Closing Date, whether or not such damage affects a material part of the Building, then:

(i) if the estimated cost of repair or restoration is less than or equal to Forty-Two Million Five Hundred Thousand Dollars ($42,500,000) and if the estimated time to substantially complete such repair or restoration is twelve (12) months or less, then (1) neither party shall have the right to terminate this Agreement and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of said destruction or damage, and (2) Seller may, subject to, and in accordance with, all of the requirements set forth in the Net Lease, retain and apply all or any portion of the net casualty (and other) insurance proceeds received under the casualty (and other) insurance policies in effect covering physical damage or destruction of the Building (after reimbursement to Seller of all reasonable expenses incurred by Seller in obtaining such insurance proceeds) to the restoration and repair of the Building; provided that, upon the completion of such restoration and the payment of all costs and expenses incurred by Seller in connection therewith, Seller shall promptly remit to Purchaser any remaining portions of the net insurance proceeds received by Seller which shall not have been so applied.

(ii) if the estimated cost of repair or restoration exceeds Forty-Two Million Five Hundred Thousand Dollars ($42,500,000) or if the estimated time to substantially complete such repair or restoration exceeds twelve (12) months, Purchaser shall have the option, exercisable within ten (10) days after receipt of notice of the occurrence of such fire or other casualty, time being of the essence, to terminate this Agreement by delivering notice thereof to Seller, whereupon the Deposit (together with any interest accrued thereon) shall be returned to Purchaser and this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except for such provisions which are expressly provided in this Agreement to survive the termination hereof. If a fire or other casualty described in this clause (ii) shall occur and Purchaser shall not timely elect to terminate this Agreement, then (1) Purchaser and Seller shall consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of said destruction or damage, and (2) Seller may, subject to, and in accordance with, all of the requirements set forth in the Net Lease, retain and apply all or any portion of the net casualty (and other) insurance proceeds received under the casualty (and other) insurance policies in effect covering physical damage or destruction of the Building (after reimbursement to Seller of all reasonable expenses incurred by Seller in obtaining such insurance proceeds) to the restoration and repair of the Building; provided that, upon the completion of such restoration and the payment of all costs and expenses incurred by Seller in connection therewith, Seller shall promptly remit to Purchaser any remaining portions of the net insurance proceeds received by Seller which shall not have been so applied.

(b) The estimated cost to repair and/or restore and the estimated time to complete contemplated in subsection (a) above shall be established by estimates obtained by Seller from independent contractors, subject to Purchaser’s review and reasonable approval of the same and the provisions of Section 12(c) below.

(c) The provisions of this Section 12 supersede the provisions of Section 5-1311 of the General Obligations Law of the State of New York. Any disputes under this Section 12 as to the cost of repair or restoration or the time for material completion of such repair or restoration shall be resolved by expedited arbitration, in accordance with the provisions of Section 36 hereof.

13. CONDEMNATION.

(a) If, prior to the Closing Date, any part of the Premises is taken (other than a temporary taking), or if Seller shall receive an official notice from any governmental authority having eminent domain power over the Premises of its intention to take, by eminent domain proceeding, any part of the Premises (a “Taking”), then:

(i) if such Taking involves less than or equal to ten percent (10%) of the rentable area of the Building as determined by an independent architect chosen by Seller (subject to Purchaser’s review and reasonable approval of such determination and the provisions of Section 13(b) below), then (1) neither party shall have any right to terminate this Agreement, and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such Taking, (2) the Net Lease shall not cover the portion of the Premises so taken (and the fixed rent and additional rent under the Net Lease shall be reduced on a proportionate basis) and (3) Seller may, subject to, and in accordance with, all of the requirements set forth in the Net Lease, retain and apply all or any portion of the net proceeds of any condemnation award or other proceeds of such Taking (after reimbursement to Seller of all reasonable expenses incurred by Seller in connection with such Taking) to the restoration of the Premises; provided that, upon the completion of such restoration and the payment of all costs and expenses incurred by Seller in connection therewith, Seller shall promptly remit to Purchaser any remaining portions of the net proceeds received by Seller which shall not have been so applied.

(ii) if such Taking involves more than ten percent (10%) of the rentable area of the Building as determined by an independent architect chosen by Seller (subject to Purchaser’s review and reasonable approval of such determination and the provisions of Section 13(b) below), Purchaser shall have the option, exercisable within ten (10) days after receipt of notice of such Taking, time being of the essence, to terminate this Agreement by delivering notice thereof to Seller, whereupon the Deposit (together with any interest earned thereon) shall be returned to Purchaser and this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except pursuant to the provisions of this Agreement which are expressly provided to survive the termination hereof. If a Taking described in this clause (ii) shall occur and Purchaser shall not timely elect to terminate this Agreement, then (1) Purchaser and Seller shall consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such Taking, (2) the Net Lease shall not cover the portion of the Premises so taken (and the fixed rent and additional rent under the Net Lease shall be reduced on a proportionate basis), and (3) Seller may, subject to and in accordance with all of the requirements set forth in the Net Lease, retain and apply all or any portion of the net proceeds of any condemnation award or other proceeds of such Taking (after reimbursement to Seller of all reasonable expenses incurred by Seller in connection with such Taking) to the restoration of the Premises; provided that, upon the completion of such restoration and the payment of all costs and expenses incurred by Seller in connection therewith, Seller shall promptly remit to Purchaser any remaining portions of the net proceeds received by Seller which shall not have been so applied.

(b) The provisions of this Section 13 supersede the provisions of Section 5-1311 of the General Obligations Law of the State of New York. Any disputes under this Section 13 as to whether the Taking involves more than ten percent (10%) of the rentable area of the Building shall be resolved by expedited arbitration, in accordance with the provisions of Section 36 hereof.

14. BROKERS AND ADVISORS.

(a) Purchaser represents and warrants to Seller that it has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any broker, finder, consultant, advisor, or professional in the capacity of a broker or finder (each a “Broker”) in connection with this Agreement or the transactions contemplated hereby other than CB Richard Ellis, Inc. (“Seller’s Broker”). Purchaser hereby agrees to indemnify, defend and hold Seller and the other Seller Related Parties harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys’ fees, court costs and disbursements) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by any Broker (other than Seller’s Broker) engaged by or claiming to have dealt with Purchaser in connection with this Agreement or the transactions contemplated hereby.

(b) Seller represents and warrants to Purchaser that it has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any Broker (other than Seller’s Broker) in connection with this Agreement or the transactions contemplated hereby. Seller hereby agrees to indemnify, defend and hold Purchaser and its direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents, contractors and any successors or assigns of the foregoing, harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys’ fees, court costs and disbursements) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by Seller’s Broker or any other Broker engaged by or claiming to have dealt with Seller in connection with this Agreement or the transactions contemplated hereby.

(c) The provisions of this Section 14 shall survive the termination of this Agreement or the Closing.

15. TAX REDUCTION PROCEEDINGS.

Seller may file and/or prosecute an application for the reduction of the assessed valuation of the Premises or any portion thereof (a “Tax Certiorari Proceeding”) for real estate taxes for the New York City fiscal year July 1, 2005 to June 30, 2006 (the “05/06 Tax Year”) and for any fiscal year occurring during the term of the Net Lease (the 05/06 Tax Year or any such other fiscal year shall be referred to herein as a “Net Lease Tax Year”). Seller shall have the right to withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Premises (i) for the 05/06 Tax Year or for the New York City fiscal year July 1, 2006 to June 30, 2007 (the “06/07 Tax Year”), without the prior consent of Purchaser and (ii) for any period following the 06/07 Tax Year and through and including the Net Lease Tax Year during which the expiration or earlier termination of the Net Lease shall occur (the “Apportionment Tax Year”), provided Purchaser shall have consented with respect thereto, which consent shall not be unreasonably withheld or delayed. The amount of any tax refunds (net of attorneys’ fees and other costs of obtaining such tax refunds) with respect to any portion of the Premises for the Apportionment Tax Year shall be apportioned between Seller and Purchaser as of the “Apportionment Date” (as defined in the Net Lease). If, in lieu of a tax refund, a tax credit is received with respect to any portion of the Premises for the Apportionment Tax Year, then (x) within thirty (30) days after receipt by Seller or Purchaser, as the case may be, of evidence of the actual amount of such tax credit (net of reasonable attorneys’ fees and other reasonable costs of obtaining such tax credit), the tax credit apportionment shall be readjusted between Seller and Purchaser, and (y) upon realization by Purchaser of a tax savings on account of such credit, Purchaser shall pay to Seller an amount equal to the savings realized (as apportioned). All refunds, credits or other benefits applicable to any fiscal period prior to the Apportionment Tax Year shall belong solely to Seller (and Purchaser shall have no interest therein) and, if the same shall be paid to Purchaser or anyone acting on behalf of Purchaser, same shall be paid to Seller within ten (10) days following receipt thereof and, if not timely paid, with interest thereon from the tenth (10th) day following such receipt until paid to Seller at a rate equal to the prime rate of interest announced by Citibank, N.A. from time to time plus three percent (3%)). The provisions of this Section 15 shall survive the Closing.

16. TRANSFER TAXES AND RECORDING CHARGES.

(a) At the Closing, Seller and Purchaser shall execute, acknowledge, deliver and file all such returns (or, if required by ACRIS E-tax procedures, an electronic version thereof) as may be necessary to comply with Article 31 of the Tax Law of the State of New York and the regulations applicable thereto, as the same may be amended from time to time (the “RET”), and the New York City Real Property Transfer Tax Law (Admin. Code Article 21) and the regulations applicable thereto, as the same may be amended from time to time (the “RPT”; collectively with the RET, the “Transfer Tax Laws”). The transfer taxes payable pursuant to the Transfer Tax Laws shall collectively be referred to as the “Transfer Taxes”. Seller shall pay (or cause to be paid) to the appropriate governmental authority the Transfer Taxes payable in connection with the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, upon written request of Seller at least two (2) business days prior to the Closing Date, Purchaser shall bring to the Closing separate certified or bank checks in the amount of the Transfer Taxes due, if any, which amount shall be credited against the Purchase Price payable on the Closing Date.

(b) Seller shall be responsible for the costs of its legal counsel, advisors and other professionals employed by it in connection with the sale of the Property.

(c) Except as otherwise provided above, Purchaser shall be responsible for (i) the costs and expenses associated with its due diligence, (ii) the costs and expenses of its legal counsel, advisors and other professionals employed by it in connection with the sale of the Property, (iii) all premiums and fees for title examination and title insurance and endorsements obtained and all related charges and survey costs in connection therewith, (iv) all costs and expenses incurred in connection with any financing obtained by Purchaser, including without limitation, loan fees, mortgage recording taxes, financing costs and lender’s legal fees, (v) all escrow and/or closing fees, and (vi) any recording fees for documentation to be recorded in connection with the transactions contemplated by this Agreement.

(c) The provisions of this Section 16 shall survive the Closing.

17. DELIVERIES TO BE MADE ON THE CLOSING DATE.

(a) Seller’s Documents and Deliveries: On the Closing Date, Seller shall deliver or cause to be delivered to Purchaser the following:

(i) A duly executed and acknowledged Bargain and Sale Deed Without Covenant Against Grantor’s Acts in the form attached hereto as Exhibit 1;

(ii) A duly executed Bill of Sale in the form attached hereto as Exhibit 2;

(iii) Originals or, if the originals are unavailable, copies, of the Leases (if any) and Contracts then in effect to the extent in Seller’s possession, and all relevant correspondence related thereto, to the extent in Seller’s possession;

(iv) If available, copies, of plans and specifications, technical manuals and similar materials for the Building to the extent same are in Seller’s possession;

(v) A duly executed certification as to Seller’s nonforeign status as prescribed in Section 21 hereof, if appropriate, in the form attached hereto as Exhibit 3;

(vii Originals or, if originals are unavailable, copies, of all permits, licenses and approvals relating to the ownership, use or operation of the Premises, to the extent same are in Seller’s possession;

(vii) Keys and combinations in Seller’s possession relating to the operation of the Premises; and

(viii) The jointly executed documents referenced in Section 17(c).

(b) Purchaser’s Documents and Deliveries: On the Closing Date, Purchaser, shall deliver or cause to be delivered to Seller the following:

(i) (x) payment of the balance of the Purchase Price payable at the Closing, in the manner required under this Agreement and the jointly executed documents referenced in Section 17(c) and (y) a duly executed and acknowledged original of a “Non-Disturbance Agreement” from the holder of any “Underlying Mortgage” (as such terms are defined in the Net Lease).

(ii) Intentionally Omitted.

(iii) If Purchaser is a corporation, (1) copies of the certificate of incorporation and by-laws of Purchaser and of the resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement certified as true and correct by the Secretary or Assistant Secretary of Purchaser; (2) a good standing certificate for Purchaser issued by the state of incorporation of Purchaser, dated within thirty (30) days of the Closing Date; (3) a good standing certificate for Purchaser issued by the State of New York (if not incorporated in the State of New York) dated within thirty (30) days of the Closing Date; and (4) an incumbency certificate executed by the Secretary or Assistant Secretary of Purchaser with respect to those officers of Purchaser executing any documents or instruments in connection with the transactions contemplated herein;

(iv) If Purchaser is a partnership, (1) copies of Purchaser’s partnership agreement and partnership certificate and consent of the partners of Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, all of the foregoing being certified as true and correct by the general partner of Purchaser, (2) a good standing certificate issued for Purchaser by the state of organization of Purchaser, dated within thirty (30) days of the Closing Date; (3) a good standing certificate for Purchaser issued by the State of New York (if not organized in the State of New York) dated within thirty (30) days of the Closing Date; and (4) with respect to the general partner of Purchaser, an incumbency certificate executed by an officer (if such general partner is a corporation) or manager(s)/managing member(s), as applicable (if such general partner is a limited liability company) of Purchaser with respect to individuals executing any documents or instruments on behalf of Purchaser in connection with the transactions contemplated herein; and

(v) If Purchaser is a limited liability company, (1) copies of Purchaser’s articles of organization and operating agreement and consent of the members of Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, all of the foregoing being certified as true and correct by the manager(s)/managing member(s), as applicable, of Purchaser; (2) a good standing certificate issued for Purchaser by the state of organization of Purchaser, dated within thirty (30) days of the Closing Date; (3) a good standing certificate for Purchaser issued by the State of New York (if not organized in the State of New York) dated within thirty (30) days of the Closing Date; and (4) an incumbency certificate executed by an officer or manager(s)/managing member(s), as applicable, of Purchaser with respect to individuals executing any documents or instruments on behalf of Purchaser in connection with the transactions contemplated herein.

(c) Jointly Executed Documents: Seller and Purchaser shall, on the Closing Date, each execute, acknowledge (as appropriate) and exchange the following documents:

(i) The returns required under the Transfer Tax Laws, if any, and any other tax laws applicable to the transactions contemplated herein;

(ii) An Assignment and Assumption of Contracts in the form attached hereto as Exhibit 4;

(iii) A General Assignment and Assumption Agreement in the form attached hereto as Exhibit 5;

(iv) The Net Lease;

(v) A direction letter instructing Escrow Agent to deliver the Deposit (together with all interest accrued thereon) to Seller (such direction letter to be in form and substance reasonably satisfactory to Escrow Agent);

(vi) A duly executed estoppel certificate certifying that the Net Lease is in full force and effect and has not been modified and that, to the best of the certifying party’s knowledge, the other party is not in default thereunder; and

(vii) Any other affidavit, document or instrument reasonably required to be delivered by Seller or Purchaser on the Closing Date pursuant to the terms of this Agreement.

(d) “Like-kind Exchange.” At Seller’s request, Purchaser shall cooperate in structuring this transaction as part of a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code for the benefit of Seller. In connection with such an exchange, all or any portion of Seller’s rights and obligations under this Agreement (including, without limitation, the right to receive the Purchase Price at Closing) may be assigned in whole or part to an intermediary party.

18. CLOSING DATE.

The closing (the “Closing”) of the transactions contemplated hereunder shall occur at 10:00 a.m. on December 13, 2006 (such date, or the date Seller sets for the Closing if Seller shall elect to extend this date pursuant to Section 6 hereof, is herein referred to as the “Scheduled Closing Date”; the actual date of the Closing is herein referred to as the “Closing Date”), at the offices of Seller’s attorneys, Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004. Purchaser shall have the option by giving written notice to Seller no later than the day prior to the Scheduled Closing Date to extend the Scheduled Closing Date to December 15, 2006. Time is of the essence as to the Purchaser’s obligation to close the transactions contemplated hereunder by December 15, 2006 (or, if Seller shall have extended the Scheduled Closing Date pursuant to Section 6 so as to occur following December 15, 2006, on such Scheduled Closing Date so designated by Seller).

19. NOTICES.

All notices, demands, requests or other communications (collectively, “Notices”) required to be given or which may be given hereunder shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, or (b) national overnight delivery service, or (c) facsimile transmission (provided that the original shall be simultaneously delivered by national overnight delivery service or personal delivery), or (d) personal delivery, addressed as follows:

(i)	If to Seller:

Moody’s Corporation

99 Church Street

New York, NY 10007

Attn: Arthur N. Skelskie,

Vice-President, Global Real Estate

Fax: (212) 298-6314

with a copy to:

Moody’s Corporation

99 Church Street

New York, NY 10007

Attn: General Counsel

Fax: (212) 553-0084

and a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Jonathan L. Mechanic, Esq.

Fax: (212) 859-4000

(ii)	If to Purchaser:

99 Church Investors LLC

c/o Silverstein Properties, Inc.

7 World Trade Center

250 Greenwich Street

New York, New York 10007

Attention: Larry A. Silverstein

Fax: (212) 302-6801

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

Attention: Benjamin F. Needell, Esq.

Fax: (917) 777-2600

Any Notice so sent by certified or registered mail, national overnight delivery service or personal delivery shall be deemed given on the date of receipt or refusal as indicated on the return receipt, or the receipt of the national overnight delivery service or personal delivery service. Any Notice sent by facsimile transmission shall be deemed given when received as confirmed by the telecopier electronic confirmation receipt. A Notice may be given either by a party or by such party’s attorney. Seller or Purchaser may designate, by not less than five (5) business days’ notice given to the others in accordance with the terms of this Section 19, additional or substituted parties to whom Notices should be sent hereunder. The provisions of this Section 19 shall survive the termination hereof or the Closing.

20. DEFAULT BY PURCHASER OR SELLER.

(a) If (i) Purchaser shall default in the payment of the Purchase Price or if Purchaser shall default in the performance of any of its other obligations to be performed on the Closing Date, or (ii) Purchaser shall default in the performance of any of its obligations to be performed prior to the Closing Date and, with respect to any default under this clause (ii) only, such default shall continue for ten (10) days after notice to Purchaser, Seller’s sole remedy by reason thereof shall be to terminate this Agreement and, upon such termination, Seller shall be entitled to retain the Deposit (and any interest earned thereon) as liquidated damages for Purchaser’s default hereunder, it being agreed that the damages by reason of Purchaser’s default are difficult, if not impossible, to ascertain, and thereafter Purchaser and Seller shall have no further rights or obligations under this Agreement except for those that are expressly provided in this Agreement to survive the termination hereof. If Seller terminates this Agreement pursuant to a right given to it hereunder and Purchaser takes any action which interferes with Seller’s ability to sell, exchange, transfer, lease, dispose of or finance the Property or take any other actions with respect thereto (including, without limitation, the filing of any lis pendens or other form of attachment against the Property), then the named Purchaser (and any assignee of Purchaser’s interest hereunder) shall be liable for all loss, cost, damage, liability or expense (including, without limitation, reasonable attorneys’ fees, court costs and disbursements and consequential damages) incurred by Seller by reason of such action to contest by Purchaser (collectively, “Interference Damages”); provided that the named Purchaser (and any such assignee) shall have no such liability for such Interference Damages if it shall be determined by a final order of a court of competent jurisdiction that Seller shall not have been entitled to terminate this Agreement.

(b) If (x) Seller shall default in any of its obligations to be performed on the Closing Date or (y) Seller shall default in the performance of any of its obligations to be performed prior to the Closing Date and, with respect to any default under this clause (y) only, such default shall continue for ten (10) days after notice to Seller, Purchaser as its sole remedy by reason thereof (in lieu of prosecuting an action for damages (whether direct or consequential) or proceeding with any other legal course of conduct, the right to bring such actions or proceedings being expressly and voluntarily waived by Purchaser, to the extent legally permissible, following and upon advice of its counsel) shall have the right subject to the other provisions of this Section 20(b) (i) to seek to obtain specific performance of Seller’s obligations hereunder, provided that any action for specific performance shall be commenced within forty-five (45) days after such default, and if Purchaser prevails thereunder, Seller shall reimburse Purchaser for all reasonable legal fees, court costs and all other reasonable costs of such action or (ii) to receive a return of the Deposit (together with any interest earned thereon). If Purchaser fails to commence an action for specific performance within forty-five (45) days after such default, Purchaser’s sole remedy shall be to receive a return of the Deposit (together with any interest earned thereon). Upon such return and delivery, this Agreement shall terminate and neither party hereto shall have any further obligations hereunder except for those that are expressly provided in this Agreement to survive the termination hereof. Notwithstanding the foregoing, Purchaser shall have no right to seek specific performance if Seller shall be prohibited from performing its obligations hereunder by reason of any law, regulation, or other legal requirement applicable to Seller.

(c) The provisions of this Section 20 shall survive the termination of this Agreement or the Closing.

21. FIRPTA COMPLIANCE.

Seller shall comply with the provisions of the Foreign Investment in Real Property Tax Act, Section 1445 of the Internal Revenue Code of 1986 (as amended), as the same may be amended from time to time, or any successor or similar law (collectively, “FIRPTA”). Seller acknowledges that Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform Purchaser that withholding of tax is not required upon the disposition of a United States real property interest by Seller, Seller hereby represents and warrants that Seller is not a foreign person as that term is defined in the Internal Revenue Code and Income Tax Regulations. On the Closing Date, Seller shall deliver to Purchaser a certification as to Seller’s non-foreign status in the form attached hereto as Exhibit 3, and shall comply with any temporary or final regulations promulgated with respect thereto and any relevant revenue procedures or other officially published announcements of the Internal Revenue Service of the U.S. Department of the Treasury in connection therewith.

22. ENTIRE AGREEMENT.

This Agreement contains all of the terms agreed upon between Seller and Purchaser with respect to the subject matter hereof, and all prior agreements, understandings, representations and statements, oral or written, between Seller and Purchaser are merged into this Agreement. The provisions of this Section 22 shall survive the Closing or the termination of this Agreement.

23. AMENDMENTS.

This Agreement may not be changed, modified or terminated, except by an instrument executed by Seller and Purchaser. The provisions of this Section 23 shall survive the Closing or the termination of this Agreement.

24. WAIVER.

No waiver by either party of any failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent failure or refusal to so comply. The provisions of this Section 24 shall survive the Closing or the termination of this Agreement.

25. PARTIAL INVALIDITY.

If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law. The provisions of this Section 25 shall survive the Closing or the termination of this Agreement.

26. SECTION HEADINGS.

The headings of the various sections of this Agreement have been inserted only for the purposes of convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement. The provisions of this Section 26 shall survive the Closing or the termination of this Agreement.

27. GOVERNING LAW.

This Agreement shall be governed by the laws of the State of New York without giving effect to conflict of laws principles thereof. The provisions of this Section 27 shall survive the Closing or the termination of this Agreement.

28. PARTIES; ASSIGNMENT AND RECORDING.

(a) This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller and Purchaser and their respective successors and permitted assigns; provided that none of the representations or warranties made by Seller hereunder shall inure to the benefit of any person or entity that may, after the Closing Date, succeed to Purchaser’s interest in the Property.

(b) Purchaser may not assign or otherwise transfer this Agreement or any of its rights or obligations hereunder or any of the direct or indirect ownership interests in Purchaser, without first obtaining Seller’s consent thereto, which consent Seller may grant or withhold in its sole and absolute discretion. The transfer of more than 50% of the stock, partnership or other beneficial ownership interests in Purchaser or in any entity which, directly or indirectly controls Purchaser shall be deemed an assignment of this Agreement; provided, that the transfer of any such stock, partnership or other ownership interests shall not constitute an assignment of this Agreement if such stock, partnership or other ownership interests are listed on a national securities exchange (as defined in the Securities Exchange Act of 1934, as amended)

or is traded in the “over the counter” market with quotations reported by the National Association of Securities Dealers. Any assignment consented to by Seller shall be conditioned upon Purchaser delivering to Seller an executed original of the assignment and assumption agreement wherein the assignee assumes all of the obligations of the Purchaser named herein. An assignment or transfer of this Agreement shall not relieve the Purchaser named herein of (i) any of its obligations hereunder which accrued prior to the date of such assignment or (ii) any of the Purchaser’s obligations under Sections 3(c), 14(a), 20(a), 29 or 34(d) of this Agreement (whether the same accrued prior to the date of such assignment or accrue on or after such date).

(c) Neither this Agreement nor any memorandum hereof may be recorded without first obtaining Seller’s and Purchaser’s consent thereto.

(d) The provisions of Section 28(a) and 28(c) shall survive the Closing or the termination hereof. The provisions of Section 28(b) shall survive the termination of this Agreement.

29. CONFIDENTIALITY AND PRESS RELEASES.

(a) Unless otherwise permitted pursuant to Article 29(a), between the date hereof through and including the Closing Date, Purchaser shall not (and shall use reasonable efforts to cause Purchaser’s agents, employees, attorneys and advisors including, without limitation, financial institutions to not) disclose, make known, divulge, disseminate or communicate the Purchase Price or any of the terms of this Agreement or this transaction or any agreement, document or understanding pertinent to the instant transaction without the consent of the other party, except (i) as is required by law, (ii) to Purchaser’s employees and advisors involved in the transaction, and (iii) to Purchaser’s prospective lenders or investors. Simultaneously with the execution hereof, Purchaser is executing and delivering to Seller a certain Confidentiality Agreement and Purchaser agrees that it shall be bound by all of the terms thereof.

(b) Purchaser shall not issue any press releases (or other public statements) with respect to the transaction contemplated in this Agreement without approval of Seller, unless any such press release (or other public statement) is required by law. Promptly following the Closing, Seller and Purchaser shall jointly issue a press release (in form and substance reasonably satisfactory to Purchaser and Seller) regarding the transactions contemplated in this Agreement and the Net Lease. Notwithstanding anything to the contrary herein, Purchaser acknowledges and consents to Seller filing a copy of this Agreement with the Securities and Exchange Commission.

(c) The provisions of Section 29(a) shall survive the termination of this Agreement and the provisions of Section 29(b) shall survive the termination of this Agreement or the Closing.

30. FURTHER ASSURANCES.

Seller and Purchaser will do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, assignments, notices, transfers and assurances as may be reasonably required by the other party, for the better assuring, conveying, assigning, transferring and confirming unto Purchaser the Property and for carrying out the intentions or facilitating the consummation of this Agreement. The provisions of this Section 30 shall survive the Closing.

31. THIRD PARTY BENEFICIARY.

This Agreement is an agreement solely for the benefit of Seller and Purchaser (and their permitted successors and/or assigns). No other person, party or entity shall have any rights hereunder nor shall any other person, party or entity be entitled to rely upon the terms, covenants and provisions contained herein. The provisions of this Section 31 shall survive the Closing or the termination of this Agreement.

32. JURISDICTION AND SERVICE OF PROCESS.

The parties hereto agree to submit to personal jurisdiction in the State of New York in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, the parties hereby agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the parties in any such action or proceeding may be obtained within or without the jurisdiction of any court located in New York and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the parties by registered or certified mail to or by personal service at the last known address of the parties, whether such address be within or without the jurisdiction of any such court. The provisions of this Section 32 shall survive the Closing or the termination of this Agreement.

33. WAIVER OF TRIAL BY JURY.

SELLER AND PURCHASER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR COUNTERCLAIM ARISING IN CONNECTION WITH, OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 33 SHALL SURVIVE THE CLOSING OR THE TERMINATION OF THIS AGREEMENT.

34. MISCELLANEOUS.

(a) Whenever in this Agreement it is provided that Purchaser’s successors and/or transferees and/or assignees shall have any rights or obligations, such phrase shall be deemed to include all designees of Purchaser as well as all of the transferees, successors and assigns of Purchaser and such designees.

(b) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and together constitute one and the same instrument.

(c) Any consent or approval to be given hereunder (whether by Seller or Purchaser) shall not be effective unless the same shall be given in advance of the taking of the action for which consent or approval is requested and shall be in writing. Except as otherwise expressly provided herein, any consent or approval requested of Seller or Purchaser may be withheld by Seller or Purchaser in its sole and absolute discretion.

(d) If Seller or Purchaser shall commence any legal proceeding against the other with respect to this Agreement, the prevailing party in such legal proceeding shall be entitled to be reimbursed by the other party for all reasonable attorney’s fees, court costs and disbursements incurred by the prevailing party in connection with such legal proceeding.

(e) Escrow Agent is hereby designated the “real estate reporting person” for purposes of Section 6045 of the Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Agent shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Escrow Agent shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation. Seller and Purchaser shall promptly furnish their federal tax identification numbers to Escrow Agent and shall otherwise reasonably cooperate with Escrow Agent in connection with Escrow Agent’s duties as real estate reporting person.

(f) The provisions of this Section 34 shall survive the Closing or the termination of this Agreement.

35. SALE/LEASEBACK.

At the Closing, Seller and Purchaser shall execute and exchange a Lease in the form attached hereto as Exhibit 6 whereby Seller shall lease from Purchaser, and Purchaser shall lease to Seller, the Premises in accordance with the terms thereof (the “Net Lease”).

36. EXPEDITED ARBITRATION.

(a) In any case in which this Agreement expressly provides that a matter is to be determined by expedited arbitration, such expedited arbitration shall be conducted in Manhattan in accordance with the Commercial Arbitration Rules (Expedited Procedures) of the American Arbitration Association (“AAA”), except that the provisions of this Section 36 shall supersede any conflicting or inconsistent provisions of said rules. The party requesting arbitration shall do so by giving notice to that effect to the other party, specifying in said notice the nature of the dispute, and that said dispute shall be determined in the City of New York, by a panel of three arbitrators in accordance with this Section 36. Seller and Purchaser shall each appoint their own arbitrator within ten (10) days after the giving of notice by either party. If either Seller or Purchaser shall fail timely to appoint an arbitrator, the appointed arbitrator shall select the second arbitrator, who shall be impartial, within ten (10) days after such party’s failure to appoint. The arbitrators so appointed shall meet and shall, if possible, determine such matter within ten (10) days after the second arbitrator is appointed and their determination shall be binding on the parties. If for any reason such two arbitrators fail to agree on such matter within such period of ten (10) days, then either Seller or Purchaser may request the AAA to appoint an arbitrator who shall be impartial within ten (10) days of such request and both parties shall be bound by any appointment so made within such ten (10) day period. The third arbitrator (and the second arbitrator if selected by the other arbitrator as provided above) only shall subscribe and swear to an oath fairly and impartially to determine such dispute. Within ten (10) days after the third arbitrator has been appointed, each of the first two arbitrators shall submit their respective determinations to the third arbitrator who must select one or the other of such determinations (whichever the third arbitrator believes to be correct or closest to a correct determination) within ten (10) days after the first two arbitrators shall have submitted their respective determinations to the third arbitrator, and the selection so made shall in all cases be binding upon the parties, and judgment upon such decision may be entered into any court having jurisdiction. In the event of the failure, refusal or inability of an arbitrator to act, a successor shall be appointed within ten (10) days as hereinbefore provided. The third arbitrator shall be experienced in the issue with which the arbitration is concerned and shall have been actively engaged in such field for a period of at least ten (10) years before the date of his or her appointment hereunder. If the second arbitrator is appointed by the first arbitrator as provided above, such second arbitrator shall also be experienced in the issue with which the arbitration is concerned and have been actively engaged in such field for a period of at least ten (10) years before the date of his or her appointment hereunder. The third arbitrator shall apply the laws of the State of New York, without giving effect to any principles of conflicts of laws. The third arbitrator shall schedule a hearing where the parties and their advocates shall have the right to present evidence, call witnesses and experts and cross-examine the other party’s witnesses and experts.

(b) The cost of any arbitration hereunder and reasonable legal fees of each party shall be the responsibility of the non-prevailing party in such arbitration.

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed the day and year first above written.

SELLER:

MOODY’S HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Raymond W. McDaniel, Jr.
Name:	Raymond W. McDaniel, Jr.
Title:	President

PURCHASER:

99 CHURCH INVESTORS LLC, a Delaware limited liability company

By:	Metro Fund LLC, a Delaware limited liability company, its sole member

	By:	Silverstein Metro Fund LLC, a Delaware limited liability company, its Manager

		By:	/s/ Michael Levy
		Name:	Michael Levy
		Title:	Vice President & Secretary

The undersigned hereby

Acknowledges and consents to

the provisions of Sections 4(b), 4(c) and 34(e)

of this Agreement:

FIDELITY NATIONAL TITLE INSURANCE COMPANY

as Escrow Agent

By:	/s/ Kristin V. Bellouny
Name:	Kristin V. Bellouny
Title:	SVP & Senior Underwriting Counsel

Exhibit 6

MOODY’S HOLDINGS, INC.

Tenant

and

99 CHURCH INVESTORS LLC

Landlord.

LEASE

December [    ], 2006

- i -

- ii -

Exhibits

Exhibit A     —     Description of the Land

Exhibit B     —     Bas Relief

- iii -

LEASE

THIS LEASE (“Lease”), made as of December [    ], 2006 between 99 CHURCH INVESTORS LLC, a Delaware limited liability company, having an office at c/o Silverstein Properties, Inc., 7 World Trade Center, 250 Greenwich Street, New York, New York 10007, (hereinafter called “Landlord”) and MOODY’S HOLDINGS, INC., a Delaware corporation having an office at 99 Church Street, New York, New York (hereinafter called “Tenant”).

WITNESSETH:

WHEREAS, simultaneously with the execution hereof, Tenant is conveying to Landlord the fee interest in certain real property located at 95-101 Church Street, New York, New York and more particularly described on Exhibit A attached hereto and made a part hereof (the “Land”) together with the buildings, and other improvements located thereon (collectively, the “Building”);

WHEREAS, Landlord desires to lease to Tenant, and Tenant desires to lease from Landlord, the Premises (as defined below), all upon the terms and conditions set forth in this Lease;

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby covenant and agree as follows:

Article 1. Premises

1.1 Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, upon and subject to the terms, covenants and conditions herein set forth, the Land and the Building and the Building Systems Equipment (as such term is defined in that certain Purchase and Sale Agreement between Landlord and Tenant, dated as of November 20, 2006 (the “Purchase Agreement”) between Landlord and Tenant) (collectively, the “Premises”). Tenant acknowledges that the Premises being leased to it under this Lease as of the date hereof are the same Premises it is conveying to Landlord on the date hereof and Landlord is not making any representations with respect to the Premises, including Tenant’s right to use or occupy the Premises.

TO HAVE AND TO HOLD the Premises for the term and at the rents as hereinafter provided.

Article 2. Term, Commencement

2.1 The term (the “Term”) of this Lease shall commence on the Commencement Date (as hereinafter defined) and shall expire on December [    ], 2007 (the “Proposed Expiration Date”), unless sooner terminated as herein provided (such actual termination date, the “Expiration Date”).

2.2 For purposes of this Lease, the “Commencement Date” shall mean the date hereof.

2.3(a) Notwithstanding anything contained in this Lease to the contrary, subject to and in accordance with the provisions contained in this Article 2.3, Tenant shall have the right (the “Termination Right”) to terminate this Lease without payment of any fee or amount in consideration therefor. Tenant may exercise its Termination Right by delivering written notice thereof to Landlord (the “Termination Notice”) which Termination Notice shall set forth the effective date of such termination of this Lease (the “Termination Date”); provided, that, such Termination Date shall be no less than sixty (60) days after the date on which Tenant delivers the Termination Notice to Landlord.

(b) If Tenant shall exercise its Termination Right, then, as of the Termination Date, this Lease shall terminate and end as fully and completely as if such Termination Date was the Expiration Date specified herein. Accordingly, (i) on or prior to the Termination Date, Tenant shall vacate (and shall cause all Tenant Affiliated Parties (as hereinafter defined) to vacate) the Premises in accordance with the provisions of this Lease, and (ii) from and after the Termination Date, neither party shall have any further rights against or obligations to the other by reason of this Lease or the estate created hereby, except for such rights and obligations which by the terms of this Lease or otherwise survive the expiration or earlier termination hereof. “Tenant Affiliated Party” means any person or entity which Controls, is Controlled by, or is under common Control with, Tenant. “Control” (and the correlative terms “Controlled by” and “under common Control with”) means the power and authority to direct the business and affairs of the entity in question, whether by ownership of a majority of the beneficial interests in such entity, by contract or otherwise.

Article 3. Rent Payments

3.1 Tenant agrees to pay to Landlord a fixed rent (the “Fixed Rent”) at the rate of Ten Million Two Hundred and Three Thousand Dollars ($10,203,000) per annum, such Fixed Rent to be payable in equal monthly installments of Eight Hundred Fifty Thousand Two Hundred Fifty Dollars ($850,250). All such monthly installments of Fixed Rent shall be payable in advance on the first day of each month, at the office of Landlord or such other place as Landlord may designate, without notice or demand, and without deduction, abatement or setoff for any reason whatsoever, except as specifically provided in this Lease. If the Commencement Date shall be on a day other than the first day of a calendar month or if the Expiration Date shall be on a day other than the last day of a calendar month, then Fixed Rent for such month shall be prorated based upon the number of days in such month occurring within the Term.

3.2 This Lease shall be deemed and construed to be a “Net Lease”, it being intended that the Fixed Rent provided for in Article 3.1 above shall be an absolutely net return to Landlord throughout the term hereof, and Tenant shall pay to Landlord the Fixed Rent, without abatement, deduction or setoff with respect to the costs incurred by Tenant in connection with the operation, management, maintenance, repair, use or occupation of the Premises, all of which shall be paid by Tenant, except only as otherwise expressly provided in this Lease. All income derived from the Premises which accrues during the Term (other than income derived from the transfer of rights of the type described in the first sentence of Article 46.1) shall inure to the benefit of, and shall be the property of Tenant. Without limiting the preceding sentence, the parties acknowledge that, pursuant to that certain Assignment and Assumption of Contracts, dated as of the date hereof (the “Assignment”), between Landlord and Tenant, but subject to the terms of Article 15.5 hereof, the Contracts (as such term is defined in such Assignment) shall not be assigned to Landlord until the expiration or earlier termination of this Lease. Income and operating expenses relating to the Premises shall be apportioned as of 11:59 p.m. on the day immediately preceding the expiration or earlier termination hereof as provided in Article 3.3 below.

3.3.(a) The following, as applicable, shall be apportioned between Landlord and Tenant as of 11:59 p.m. on the day immediately preceding the expiration or earlier termination hereof (the “Apportionment Date”):

(i) real estate taxes, sewer rents and taxes, water rates and charges, vault charges and taxes, business improvement district taxes and assessments and any other governmental taxes, charges or assessments levied or assessed against the Premises (collectively, “Property Taxes”), on the basis of the respective periods for which each is assessed or imposed, to be apportioned in accordance with Article 3.3(c) hereof;

(ii) fuel, if any, as estimated by Tenant’s supplier, at current cost, together with any sales taxes payable in connection therewith, if any (a current letter from Tenant’s fuel supplier shall be conclusive evidence as to the quantity of fuel on hand and the current cost therefor);

(iii) prepaid fees for licenses and other permits assigned to Landlord on the Expiration Date;

(iv) any amounts prepaid or payable by the owner of the Premises under the Contracts (as such term is defined in the Assignment);

(v) wages and fringe benefits (including, without limitation, vacation pay, sick days, health, welfare, pension and disability benefits) and other compensation payable to all personnel employed at the Building, subject to the terms of Article 15.6 hereof;

(vi) all other operating expenses with respect to the Premises; and

(vii) such other items as are customarily apportioned in accordance with real estate closings of commercial properties in the Borough of Manhattan.

(b) Intentionally Omitted.

(c) Property Taxes shall be apportioned on the basis of the fiscal period for which assessed. If the expiration or earlier termination hereof shall occur either before an assessment is made or a tax rate is fixed for the tax period in which the expiration or earlier termination hereof occurs, the apportionment of such Property Taxes based thereon shall be made upon the expiration or earlier termination hereof by applying the tax rate for the preceding year to the latest assessed valuation, but, promptly after the assessment and/or tax rate for the current year are fixed, the apportionment thereof shall be recalculated and Landlord or Tenant, as the case may be, shall promptly make an appropriate payment to the other based on such recalculation. If as of the expiration or earlier termination hereof the Premises or any portion thereof shall be affected by any special or general assessments which are or may become payable in installments of which the first installment is then a lien and has become payable, Tenant shall pay the unpaid installments of such assessments which are due prior to the expiration or earlier termination hereof and Landlord shall pay the installments which are due on or after the expiration or earlier termination hereof.

(d) If there are water meters at the Premises, the unfixed water rates and charges and sewer rents and taxes covered by meters, if any, shall be apportioned (i) on the basis of an actual reading done within thirty (30) days prior to the Apportionment Date, or (ii) if such reading has not been made, on the basis of the last available reading. If the apportionment is not based on an actual current reading, then upon the taking of a subsequent actual reading, the parties shall, within ten (10) business days following notice of the determination of such actual reading, readjust such apportionment and the party owing any amounts to the other as determined by such readjustment shall pay such amounts within thirty (30) days following the determination thereof.

(e) Charges for all electricity, steam, gas and other utility services (collectively, “Utilities”) shall be billed to Tenant’s account up to the Apportionment Date and, from and after the Apportionment Date, all Utilities shall be billed to Landlord’s account. If for any reason such changeover in billing is not practicable as of the expiration or earlier termination hereof, as to any Utility, such Utility shall be apportioned on the basis of actual current readings or, if such readings have not been made, on the basis of the most recent bills that are available. If any apportionment is not based on an actual current reading, then upon the taking of a subsequent actual reading, the parties shall, within ten (10) business days following notice of the determination of such actual reading, readjust such apportionment and the party owing any amounts to the other as determined by such readjustment shall pay such amounts within thirty (30) days following the determination thereof.

(f) Intentionally Omitted.

(g) At or prior to the expiration or earlier termination hereof, Landlord and Tenant and/or their respective agents or designees will jointly prepare a preliminary closing statement (the “Preliminary Closing Statement”) which will show the net amount due either to Landlord or Tenant as the result of the adjustments and prorations provided for herein, and such net due amount will be paid either in wire transfer in immediately available federal funds at such bank account or accounts designated by the party to whom the net amount is due, within thirty (30) days following receipt of the approved Preliminary Closing Statement. Within one hundred twenty (120) days following the expiration or earlier termination hereof, Landlord and Tenant will jointly prepare a final closing statement reasonably satisfactory to Landlord and Tenant in form and substance (the “Final Closing Statement”) setting forth the final determination of the adjustments and prorations provided for herein and setting forth any items which are not capable of being determined at such time (and the manner in which such items shall be determined and paid). The net amount due Landlord and Tenant, if any, by reason of adjustments to the Preliminary Closing Statement as shown in the Final Closing Statement, shall be paid in cash by the party obligated therefor within ten (10) days following that party’s receipt of the approved Final Closing Statement. The adjustments, prorations and determinations agreed to by Landlord and Tenant in the Final Closing Statement shall be conclusive and binding on the parties hereto except for (i) any items which are not capable of being determined at the time the Final Closing Statement is agreed to by Landlord and Tenant, which items shall be determined and paid in the manner set forth in the Final Closing Statement and (ii) any other amounts payable hereunder pursuant to provisions which survive the expiration or earlier termination hereof. Prior to and following the expiration or earlier termination hereof, each party shall provide the other with such information as the other shall reasonably request (including, without limitation, access to the books, records, files, ledgers, information and data with respect to the Premises during normal business hours upon reasonable advance notice) in order to make the preliminary and final adjustments and prorations provided for herein; provided that Landlord shall have no right to receive any information with respect to Tenant’s business operations at the Premises. Any information received by either party pursuant to the immediately preceding sentence shall be kept confidential by the recipient unless (i) such information becomes available to the public other than as a result of disclosure by the recipient, (ii) such information becomes available to the recipient other than pursuant to the immediately preceding sentence or (iii) the recipient is required to disclose such information pursuant to any Law or pursuant to legal process; provided, however, Landlord may disclose such information to any Underlying Mortgagee, potential lender or potential purchaser of any direct or indirect interest in Landlord or any of its or their respective agents, consultants, employees or attorneys.

(h) The provisions of this Article 3.3 shall survive the expiration or earlier termination hereof.

Article 4. Payment of Taxes, Assessments, etc.

4.1 From and after the Commencement Date, Tenant shall pay (subject as hereinafter provided), before any fine, penalty, interest or cost may be added thereto for the nonpayment thereof, all Property Taxes (whether or not any such Property Taxes were assessed on or prior to the Commencement Date); provided, however, that if, by law, any Property Tax is payable or may be paid in installments (whether or not interest shall accrue on the unpaid balance thereof), Tenant may pay the same (and any accrued interest on the unpaid balance) in installments and shall pay only such installments as may become due after the Commencement Date and during the term of this Lease as the same respectively become due and before any fine, penalty, interest or cost may be added thereto for nonpayment thereof.

4.2 Nothing contained in this Lease shall require Tenant to pay any franchise, corporate, estate, inheritance, succession, capital levy, stamp or transfer tax of Landlord, or any income, excess profits or revenue tax or any other tax, assessment, charge or levy upon any income Landlord derives from the Premises, nor shall any tax, assessment, charge or levy of the character hereinabove in this Article 4.2 described (collectively, “Landlord/Revenue Taxes”) be deemed to be included within the term Property Tax; provided that if the method of taxation shall be changed such that such Landlord/Revenue Taxes are imposed or levied upon or assessed in lieu of Property Taxes required to be paid by Tenant pursuant to Article 4.1, then the same shall be deemed Property Taxes and shall be paid by Tenant; provided that Tenant shall be obligated to pay the same only to the extent that such Landlord/Revenue Taxes would be payable if the Premises were the only property of Landlord, and Tenant shall pay and discharge the same as herein provided in respect of the payment of Property Taxes. Tenant shall pay any New York City Occupancy Taxes that Tenant is required by Law to pay with respect to its leasing of the Premises and/or its payment of the rents payable hereunder.

4.3 Tenant shall, upon request of Landlord, furnish to Landlord within thirty (30) days after the date when any Property Tax or any installment thereof is payable, official receipts of the appropriate taxing authority, or other evidence reasonably satisfactory to Landlord, evidencing the payment thereof.

4.4(a) Tenant shall have the right to commence tax certiorari proceedings or otherwise contest the amount or validity, in whole or in part, of any Property Tax by appropriate proceedings, provided that (i) Tenant shall have timely paid the Taxes in full prior to such challenge (provided, however, that to the extent applicable Laws permit Tenant to challenge any taxes prior to the payment of the same, then Tenant may so challenge such Property Taxes prior to the payment thereof), (ii) the Premises or any part thereof would not by reason of such postponement or deferment be in imminent danger of being forfeited or lost and (iii) neither Landlord nor Tenant would by reason thereof be subject to any civil or criminal liability. Upon the termination of such proceedings, Tenant shall pay the amount of such Property Tax or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees, interest, penalties or other liabilities in connection therewith. Landlord shall, at Tenant’s expense, join in any such proceedings or permit the same to be brought in its name if required by Law. The obligations of Tenant pursuant to this Article 4.4(a) shall survive the expiration or earlier termination of this Lease.

(b) Tenant may file and/or prosecute an application for the reduction of the assessed valuation of the Premises or any portion thereof for real estate taxes for the New York City fiscal year July 1, 2005 to June 30, 2006 (the “05/06 Tax Year”) and for any fiscal year occurring during the term of the Net Lease (the 05/06 Tax Year or any such other fiscal year shall be referred to herein as a “Net Lease Tax Year”). Tenant shall have the right to withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Premises (i) for the 05/06 Tax Year or for the New York City fiscal year July 1, 2006 to June 30, 2007 (the “06/07 Tax Year”), without the prior consent of Landlord and (ii) for any period following the 06/07 Tax Year in which Tenant remains in possession of the Premises, and through and including the Net Lease Tax Year during which the expiration or earlier termination of this Lease shall occur (the “Apportionment Tax Year”), provided Landlord shall have consented with respect thereto, which consent shall not be unreasonably withheld or delayed. The amount of any tax refunds (net of attorneys’ fees and other costs of obtaining such tax refunds) with respect to any portion of the Premises for the Apportionment Tax Year shall be apportioned between Tenant and Landlord as of the Apportionment Date. If, in lieu of a tax refund, a tax credit is received with respect to any portion of the Premises for the Apportionment Tax Year, then (x) within thirty (30) days after receipt by Tenant or Landlord, as the case may be, of evidence of the actual amount of such tax credit (net of attorneys’ fees and other costs of obtaining such tax credit), the tax credit apportionment shall be readjusted between Tenant and Landlord, and (y) upon realization by Landlord of a tax savings on account of such credit, Landlord shall pay to Tenant an amount equal to the savings realized (as apportioned). All refunds, credits or other benefits applicable to any fiscal period prior to the Apportionment Tax Year shall belong solely to Tenant (and Landlord shall have no interest therein) and, if the same shall be paid to Landlord or anyone acting on behalf of Landlord, same shall be paid to Tenant within five (5) days following receipt thereof and, if not timely paid, with interest thereon from the fifth day following such receipt until paid to Tenant at a rate equal to the prime rate of interest announced by Citibank, N.A. from time to time plus three percent (3%).

(c) The provisions of this Article 4.4 shall survive the expiration or earlier termination hereof.

Article 5. Insurance

5.1 Tenant shall, throughout the Term, at its own cost and expense, obtain and maintain (or cause to be obtained and maintained) in full force and effect and in the name of Tenant (with Landlord (and any Underlying Mortgagee the name and address of which Tenant has been delivered written notice) being named as an additional insured on all such policies other than the worker’s compensation policy):

A. “all risk” property insurance (including boiler and machinery covering explosion in respect of steam and pressure boilers and similar apparatus, if any, located on the premises, builder’s risk during the performance of any construction being performed by or on behalf of Tenant, and acts of terrorism), subject to standard policy terms and conditions, in amounts sufficient to provide one hundred (100%) percent of the full replacement cost of the Building (all of the insurance described in this clause (A), but excluding the coverage for personal contents of Tenant located within the Building, being hereinafter sometimes collectively referred to as the “Property Insurance”; as such property insurance relates to the personal contents of Tenant located within the Building ONLY, the “Personal Contents Property Insurance”). It is understood and agreed that the Property Insurance shall be provided by Landlord, which has purchased a policy providing such Property Insurance (the “Property Insurance Policy”) from CNA Financial Corporation at a cost of $181,376 per annum (“Property Insurance Amount”), which Property Insurance Policy shall name Tenant as an additional insured. Such Property Insurance Amount shall be reimbursed by Tenant to Landlord by certified check on the Commencement Date. In the event the Term is terminated prior to the Proposed Expiration Date, Landlord shall use commercially reasonable efforts to obtain a reimbursement for the amount remaining on the Property Insurance Policy (“Property Insurance Reimbursement Amount”), and shall promptly forward such Property Insurance Reimbursement Amount, less any cancellation penalty and reasonable costs expended in obtaining such Property Insurance Reimbursement Amount, to Tenant. In the event (i) such Property Insurance Policy is not refundable, and (ii) Landlord desires to keep the Property Insurance Policy in effect with Landlord as the insured, then Landlord shall reimburse Tenant the Property Insurance Reimbursement Amount. Upon Tenant’s failure to vacate the Premises pursuant to Article 15, Landlord shall use commercially reasonable efforts to obtain a replacement or renewal of such Property Insurance Policy upon reasonable terms and conditions, provided that (i) Tenant shall be liable for the premiums of such replacement or renewal, and (ii) in the event Landlord is unable to obtain such replacement or renewal Property Insurance Policy, Landlord shall provide Tenant at least ten (10) business day’s notice prior to the expiration of the current Property Insurance Policy. Landlord shall provide to Tenant: (aa) a certificate of insurance and an insurance binder for the Property Insurance Policy upon the occurrence of the Commencement Date, (bb) a copy of the Property Insurance Policy as soon as commercially possible, (cc) a certificate of insurance and an insurance binder for such replacement or renewal of the Property Insurance Policy within ten (10) days following the expiration of such Property Insurance Policy, and (dd) a copy of such replacement or renewal Property Insurance Policy as soon as commercially possible.

B. commercial general liability insurance against any loss, liability or damage on or about or relating to the Premises, with a combined single limit of not less than Ten Million ($10,000,000.00) Dollars for bodily injury and property damage in any one occurrence (all of the insurance described in this clause (B) being hereinafter sometimes collectively referred to as the “Liability Insurance”), it being agreed that Landlord may increase any or all of the foregoing limits of the Liability Insurance, from time to time during the term of this Lease (but not more than once during any two (2) year period), provided, that such increased limits shall be consistent with the limits of liability insurance then customarily being maintained by owners of property similar to the building; Such insurance may be provided through a combination of commercial general liability and umbrella policies.

C. Worker’s Compensation insurance subject to statutory limits in respect of any work or other operations being performed by or on behalf of Tenant on or about the Premises; and

D. such other insurance with respect to the Premises and in such amounts as Landlord from time to time may reasonably request, provided such other insurance and/or amounts are customarily maintained by owners of property comparable to the Premises.

5.2 All insurance provided for under this Lease shall be effected under valid enforceable policies issued by insurers selected by Tenant of recognized responsibility licensed to do business in the State of New York and having an A.M. Best’s general policyholder rating of

“A-” or better and a financial rating of “Class IX” or better. The loss, if any, under such policies shall be adjusted with the insurance companies by Tenant (subject to Article 9.6) and the proceeds shall be paid to Tenant (and Tenant shall be the loss payee) in all cases except as set forth in the following sentence. If the amount of the proceeds payable under any policy of Property Insurance exceeds $10,000,000 with respect to a particular fire or other casualty (each, a “Major Casualty”), then such loss shall be adjusted with the insurance company and the proceeds shall be paid to a trustee approved by Landlord and Tenant (such approval not to be unreasonably withheld or delayed) (the “Insurance Trustee”) (such funds to be made available to Tenant to the extent provided in Article 9), with such Insurance Trustee being named as the loss payee under the Property Insurance policy with respect to any such Major Casualty. Landlord and Tenant agree that the holder of any first priority Underlying Mortgage which qualifies as an Institutional Lender (as hereinafter defined) may at its election act as the Insurance Trustee. “Institutional Lender” shall mean a savings bank, savings and loan association, commercial bank or trust company, insurance company, religious, educational or eleemosynary institution, union, federal, state, municipal or other governmental or secular employee’s welfare, benefit, pension or retirement fund, investment banking, merchant banking or brokerage firm, or trust which has issued mortgaged backed securities, having, in each case, a combined capital and surplus or net worth of at least $250,000,000 (or, in the case of such a trust or brokerage firm, the same is Controlled by an entity having a combined capital and surplus or net worth of at least $250,000,000); provided, however, none of the foregoing shall be deemed an Institutional Lender unless it is subject to, or submits itself to, the jurisdiction of the courts of the State of New York in any actions arising out of this Lease.

5.3 Tenant shall furnish Landlord (and any named Underlying Mortgagee) with certificates evidencing such insurance policies described in Article 5.1 above, including renewal and replacement certificates. It is understood and agreed that said policies may be blanket policies covering other locations operated by Tenant, its affiliates or subsidiaries, provided that such blanket policies otherwise comply with the provisions of this Article 5. The policies of insurance required under this Lease shall contain an agreement by the insurer that it will not cancel such policy except after thirty (30) days prior written notice to Landlord (and all named Underlying Mortgagees). Within ten (10) days following the expiration of any such insurance policy, Tenant shall deliver to Landlord (and all named Underlying Mortgagees) a certificate evidencing the replacement or renewal thereof. Tenant shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be furnished by Tenant under this Article 5 of this Lease, unless Landlord and all named Underlying Mortgagees are included therein as insureds, with losses being payable as in this Article 5 provided. Tenant shall promptly notify Landlord (and all named Underlying Mortgagees) whenever any such separate insurance is taken out and shall deliver to Landlord original certificate(s) evidencing the same, as provided in this Lease.

5.4 Subject to Article 9, with respect to any casualty occurring on or after the Commencement Date, the work of restoring, repairing, replacing or rebuilding the Building to the condition, quality and class the same was in immediately prior to such casualty shall be performed by Tenant up to the amount of (i) the insurance proceeds received by Tenant plus (ii) the amount of the deductible under the Property Insurance policy required to be maintained by Tenant under Article 5.1A. Subject to Article 9, with respect to any “Major Casualty” as defined in Article 5.2, the work of restoring, repairing, replacing or rebuilding the Building to the condition, quality and class the same was in immediately prior to such casualty shall be performed by the Tenant, or, at Tenant’s option, the Landlord and/or the “Insurance Trustee” as defined in Article 5.2.

5.5 Landlord and Tenant each hereby release and relieve the other (and the Tenant Parties and Landlord Parties, respectively), and waive their entire right of recovery against the other for loss or damage arising out of or incident to the perils insured against under Article 5.1 above, which perils occur in, on or about the Premises, whether due to the negligence of Landlord or Tenant or their agents, employees, contractors and/or invitees. If such waiver of subrogation is not automatically included in such policies, Landlord and Tenant shall, upon obtaining the policies of insurance required hereunder, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease. If the payment of an additional premium is required for the inclusion of such waiver of subrogation provision, each party shall advise the other of the amount of any such additional premium and the other party at its own election may, but shall not be obligated to, pay the same. If such other party shall not elect to pay such additional premium, the first party shall not be required to obtain such waiver of subrogation provision and the foregoing waiver shall be of no force or effect. If either party shall be unable to obtain the inclusion of such clause even with the payment of an additional premium, then such party shall attempt to name the other party as an additional insured (but not a loss payee) under the policy. If the payment of an additional premium is required for naming the other party as an additional insured (but not a loss payee), each party shall advise the other of the amount of any such additional premium and the other party at its own election may, but shall not be obligated to, pay the same. If such other party shall not elect to pay such additional premium or if it shall not be possible to have the other party named as an additional insured (but not loss payee), even with the payment of an additional premium, then (in either event) such party shall so notify the first party and the first party shall not have the obligation to name the other party as an additional insured.

5.6 Tenant shall comply in all material respects with the conditions or provisions of any insurance policy required to be maintained by Tenant pursuant to Article 5.1.

Article 6. Public Utility Charges

6.1 Tenant agrees to pay all charges for Utilities supplied to the Premises during the Term. Tenant shall obtain such Utilities directly from the applicable utility company and Landlord shall not be obligated to obtain any of the foregoing Utilities for Tenant.

Article 7. Additional Rent

7.1 All sums (other than Fixed Rent) which Tenant is required to pay pursuant to this Lease shall be deemed “Additional Rent” hereunder and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of any such sums by Tenant as in the case of default by Tenant in the payment of the Fixed Rent.

Article 8. Use and Compliance With Orders, Ordinances, etc.

8.1 Tenant shall be permitted to use and occupy the Premises for any lawful purpose.

8.2 If, after the date hereof and during the term hereof, (i) a change in the physical condition of the Premises (other than in any space demised to any tenant which is not a Tenant Affiliated Party) shall occur which results in a violation of Law (which violation does not exist as of the date hereof) and which poses an imminent danger to the health or safety of Persons at the Premises, or (ii) Tenant performs any Material Alterations that result in a violation of Law, then Tenant shall, at its expense, promptly cure such violation in all material respects. Except as set forth in the preceding sentence, Tenant shall have no obligation to comply with Laws; provided that Tenant agrees to indemnify, defend and hold harmless Landlord against any fines or other penalties imposed on Landlord due to Tenant’s failure to comply with Laws during Tenant’s occupancy of the Premises. If any material violation of Law exists, Tenant shall endeavor to provide notice thereof to Landlord (Tenant having no liability if it fails to provide such notice) and shall provide Landlord with reasonable access to the Premises during times other than Operation Hours (as defined in Article 15.4) for Landlord to cure any such violation, at Landlord’s sole cost and expense, provided Landlord shall not take any action which interferes with or otherwise adversely affects Tenant’s operations at the Premises.

8.3 Tenant shall have the right to contest by appropriate legal proceedings, in the name of Tenant or Landlord or both, without cost or expense to Landlord, the validity or application of any Law, and if, by the terms of any such Law, compliance therewith pending the prosecution of any such proceeding may legally be held in abeyance without the threat of imminent loss or forfeiture of the Premises and without subjecting Tenant or Landlord to any civil or criminal liability of whatsoever nature for failure so to comply therewith, Tenant may postpone compliance therewith until the sooner to occur of (i) the final determination of any such proceedings or (ii) the expiration or earlier termination of this Lease, provided that all such proceedings shall be prosecuted with due diligence and dispatch. Landlord shall execute and deliver any papers which may be necessary or proper to permit Tenant to contest the validity or application of any such Law, provided that the same shall be without cost or liability to Landlord. The obligations of Tenant under this Article 8.3 shall survive the expiration or earlier termination of this Lease, notwithstanding that a final determination of any such proceeding may not occur until after such expiration or earlier termination of this Lease.

Article 9. Damage to or Destruction of the Building

9.1 In case of damage to or destruction of the Building by fire or any other casualty, other than a “Major Casualty” as defined in Article 5.2 or a casualty resulting in the termination of this Lease, Tenant shall be obligated to restore, repair, replace or rebuild the Building as nearly as may be possible to the condition, quality and class the same was in immediately prior to such damage or destruction; provided that Tenant shall have no obligation to restore, repair, replace or rebuild the Building to the extent insurance proceeds are not made available to Tenant or are otherwise insufficient (other than due to Tenant’s failure to maintain the insurance required to be maintained by Tenant hereunder). Such restoration, repair, replacement or rebuilding shall be commenced with reasonable promptness and prosecuted with reasonable diligence. Proceeds for any insurance recovery relating to Tenant’s insurable interest, including, but not limited to, property damage and time element coverage (business interruption, extra expense, leasehold interest, etc.) shall be made available to the Tenant. Such proceeds shall be made available in monthly installments as insurance recoveries are received. To the extent Tenant receives insurance proceeds in excess of the amount reasonably necessary for Tenant to (i) restore the Building to its condition immediately prior to such damage or destruction, (ii) replace all fixtures, furnishings and equipment damaged, (iii) replace all personal property damaged, and (iv) reimburse Tenant for all other reasonable costs incurred by such damage or destruction, Tenant shall turn over such excess to Landlord upon completion of such restoration and replacement, as applicable. To the extent Tenant receives insurance proceeds but shall otherwise not be obligated to restore, repair, replace or rebuild the Building, as provided for herein, Tenant shall turn over to Landlord all insurance proceeds received by Tenant in excess of the amount reasonably necessary for Tenant to (i) replace all fixtures, furnishings and equipment damaged, (ii) replace all personal property damaged, and (iii) reimburse Tenant for all other reasonable costs incurred by such damage or destruction. Notwithstanding anything to the contrary contained herein, in the event of any damage to or destruction of the Building by fire or any other casualty that occurs after June [    ], 2007 [6 MONTHS FROM DATE HEREOF], Tenant shall be entitled to use the insurance proceeds from such casualty only to the extent such proceeds are used to restore the Premises for Tenant’s own occupancy.

9.2 If (a) the Building shall be totally destroyed by fire or any other casualty, (b) there shall be a Material Casualty (as defined below), or (c) if as a result of any fire or other casualty to the Building, the period for restoration of the Building to its condition immediately prior to such fire or other casualty shall be three (3) months or longer as reasonably estimated by a reputable contractor selected by Tenant and approved by Landlord (such approval not to be unreasonably withheld or delayed) (the “Restoration Estimator”), then Tenant shall have the right to terminate this Lease by delivering notice thereof to Landlord within (x) forty-five (45) days following such fire or other casualty to the Building, in the case of clause (a) or (b) above or (y) within thirty (30) days following Tenant’s receipt of the determination of the Restoration Estimator, in the case of clause (c) above. If Tenant delivers such a termination notice, (i) this Lease shall terminate on the date specified in such notice and (ii) Tenant shall have no further rights under Article 9.6 to adjust the property insurance claims relating to such fire or other casualty. “Material Casualty” means a fire or other casualty which will render Tenant, in Tenant’s reasonable judgment, unable to use, or materially adversely affect Tenant’s ability to use, the Building in the manner in which the Building is being used immediately prior thereto. Upon termination of this Lease pursuant to this Article 9.2, neither Tenant nor Landlord shall have any further rights or obligations to the other hereunder, except with respect to those obligations hereunder which expressly survive termination.

9.3 In the event Tenant elects to terminate this Lease pursuant to Article 9.2 above, the Property Insurance proceeds received in connection therewith, less the reasonable cost of collecting the same (collectively, the “Property Insurance Proceeds”), plus the amount of any applied deductible thereunder, shall be paid to Landlord (or, if Tenant shall have failed to maintain the Property Insurance required to be maintained hereunder, Tenant shall pay to Landlord the Property Insurance Proceeds that would have been payable to Tenant if such Property Insurance had been maintained plus the amount of any deductible that would have been applied).

9.4 In the event Tenant does not exercise its right to terminate this Lease pursuant to Article 9.2 above or in the event of a fire or other casualty for which no such termination right exists, the Property Insurance Proceeds shall be paid to Tenant to be applied to the restoration, repair, replacement or rebuilding of the Building (subject to Article 9.1 hereof).

9.5 The obligation to pay Fixed Rent and Additional Rent and to otherwise perform Tenant’s obligations hereunder shall continue unabated notwithstanding any such damage or destruction; that is, there shall be no abatement or diminution of Fixed Rent and Additional Rent or release from any of Tenant’s obligations hereunder by reason of such damage or destruction regardless of the period of time, if any, during which the Premises or any part thereof remain untenantable. Notwithstanding anything to the contrary contained herein, Landlord shall have no right to receive any proceeds of rent insurance or business interruption insurance maintained by or for the benefit of Tenant.

9.6 As soon as practicable after any damage or destruction to the Premises by fire or other casualty, Tenant shall submit proof of loss statements with the insurance company(ies) under the policies of Property Insurance and provide Landlord (and any named Underlying Mortgagee) with a copy of all such submitted statements. Landlord (and any named Underlying Mortgagee to the extent required under the applicable Underlying Mortgage) shall have the right to participate with Tenant in the adjustment of any and all claims under all policies of Property Insurance provided Tenant shall be entitled to make all decisions with respect thereto; however, Tenant shall not settle any such claim which exceeds $1,000,000 without the prior written approval of Landlord (such approval not to be unreasonably withheld or delayed).

9.7 The provisions of this Article 9 shall be deemed an express agreement governing any case of damage or destruction of the Premises by fire or other casualty, and Section 227 of the Real Property Law of the State of New York shall have no application in such case.

9.8 The provisions of this Article 9 shall survive the expiration or earlier termination of this Lease.

Article 10. Condemnation

10.1 If there shall be a total taking of the Premises or the Building by condemnation or eminent domain, this Lease shall terminate on the date of such taking and the Fixed Rent and Additional Rent shall be apportioned and paid to the date of such taking. If

(x) there shall be a Material Taking (as defined below) but not a total taking of the Premises or Building, or (y) there shall be any taking during the last year of the Term, then Tenant shall have the right to terminate this Lease by delivering notice thereof to Landlord within sixty (60) days following Tenant’s receipt of notice of such taking and, if Tenant delivers such a termination notice, this Lease shall terminate on the date specified in Tenant’s notice. “Material Taking” shall mean a taking which will render Tenant, in Tenant’s reasonable judgment, unable to use, or materially adversely affect Tenant’s ability to use, the Premises or Building in the manner in which the Premises or Building is being used immediately prior thereto. Upon termination of this Lease pursuant to this Article 10.1, neither Tenant nor Landlord shall have any further rights or obligations to the other hereunder, except with respect to those obligations hereunder which expressly survive termination.

10.2 In the event of any total taking of the Premises or Building or any Material Taking of the Premises or the Building and Tenant shall have exercised its right to terminate this Lease, the award for said taking, less the reasonable cost of collecting the same (the “Condemnation Proceeds”), shall be paid to Landlord.

10.3 If (i) there shall be a taking which is not a total taking or a Material Taking or (ii) there shall be a Material Taking at any time or any other taking during the last year of the Term but Tenant shall not exercise its option to terminate this Lease, then this Lease shall terminate with respect to only such portion of the Premises or Building which is so taken. In such event, Tenant shall continue to pay the full amounts of Fixed Rent and Additional Rent in respect of the portion of the Premises or Building not taken and the Condemnation Proceeds shall be, applied to the restoration of the Premises or Building by Tenant so as to restore the Premises and/or Building as close to its condition prior to such taking as is practicable.

10.4 If the whole or any part of the Premises, or of Tenant’s leasehold estate under this Lease, shall be taken in condemnation proceedings or by any right of eminent domain for temporary use or occupancy, the foregoing provisions of this Article 10 shall not apply and Tenant shall continue to pay, in the manner and at the times herein specified, the full amounts of Fixed Rent and Additional Rent, and, except only to the extent that Tenant may be prevented from doing so pursuant to the terms of the order of the condemning authority, Tenant shall perform and observe all of the other terms, covenants, conditions and obligations hereof upon the part of Tenant to be performed and observed, as though such taking had not occurred. Tenant shall be entitled to receive the entire amount of the Condemnation Proceeds relating to such taking, whether paid by way of damages, rent or otherwise, unless such period of temporary use or occupancy shall extend beyond the termination of this Lease, in which case the Condemnation Proceeds shall be apportioned between Landlord and Tenant upon receipt thereof as of the date of termination of this Lease. Tenant shall, upon the expiration of any such period of temporary use or occupancy during the term of this Lease, restore the Building, as nearly as may be reasonably practicable, to its condition immediately prior to such taking but Tenant shall not be obligated to expend amounts in excess of the Condemnation Proceeds received by Tenant. Any portion of the Condemnation Proceeds received by Tenant as compensation for the cost of restoration of the Building shall, if such period of temporary use or occupancy shall extend beyond the term of this Lease, be paid to Landlord on the date of termination of this Lease to the extent not theretofore disbursed by Tenant in connection with restoration of the Building.

10.5 Tenant and Landlord shall have the right to participate in any condemnation proceeding for the purpose of protecting their rights hereunder. Nothing contained herein shall preclude Tenant from intervening in any condemnation proceedings to claim or receive from the condemning authority any compensation to which Tenant may otherwise lawfully be entitled in such case in respect of Tenant’s Property (as hereinafter defined).

10.6 The provisions of this Article 10 shall survive the expiration or earlier termination of this Lease.

Article 11. Maintenance and Repairs

11.1 Tenant shall maintain and repair the Premises substantially in accordance with the standard established by the ordinary course of Tenant’s business existing immediately prior to the date hereof; provided that such “ordinary course” standard shall take into account the time that Tenant anticipates it shall remain in occupancy of the Premises and, in that regard, Tenant shall not be obligated to perform any maintenance and repairs necessary to have the Building or Building Systems Equipment (or any portion thereof) in working condition beyond the expiration or earlier termination hereof, nor shall Tenant be obligated to perform any capital improvements. At Landlord’s request, Tenant shall advise Landlord of any material items of maintenance or repair which Tenant’s building manager is aware of (without independent inquiry) and which have not been performed and Tenant shall provide Landlord with access to the Premises to perform such maintenance or repair, at Landlord’s sole cost and expense, provided Landlord shall perform the same during times which are not Operation Hours and Landlord shall not interfere with or otherwise adversely affect (except to a de minimus extent) Tenant’s operations at the Premises.

11.2 Landlord shall not be required to construct any capital improvements at the Premises, or to make any repairs, replacements, or alterations of any nature to the Premises (whether interior or exterior, ordinary or extraordinary, structural or nonstructural, foreseen or unforeseen) or to inspect or maintain the Premises in any way, except nothing contained in this Article 11.2 shall limit or otherwise affect Landlord’s obligations hereunder.

Article 12. Changes and Alterations

12.1 Tenant shall not demolish the Building or any material portion thereof or perform (other than, in the case of clause (i), in connection with Tenant’s maintenance and repair of the Premises) (i) any exterior or structural changes, alterations, additions, or improvements to the Building or, except as expressly provided in Article 35.1, any material changes to the Building Systems Equipment; or (ii) any other changes, alterations, additions or improvements which would have the affect of reducing (except to a de minimis extent) the value of the Building (collectively, “Material Alterations”) without obtaining Landlord’s prior written consent thereto in each instance (which consent may be withheld in Landlord’s sole discretion).

12.2 Tenant shall have the right, at any time and from time to time, to make such changes, alterations, additions or improvements to the Building as Tenant shall deem necessary or desirable (collectively, “Changes or Alterations”) which are not Material Alterations without Landlord’s consent but subject to the following conditions:

A. Tenant shall have procured and paid for, so far as the same may be required from time to time, all municipal and other governmental permits and authorizations of the various municipal departments and governmental subdivisions having jurisdiction required in order to perform such Changes or Alterations. Landlord shall join in the application for such permits or authorizations and otherwise cooperate with Tenant in its efforts to obtain the same all at Tenant’s expense;

B. all work done in connection with any Changes or Alterations shall be done in a good and workmanlike manner and in compliance with applicable Laws; and

C. Tenant will carry (i) workmen’s compensation insurance covering all Persons employed in connection therewith and with respect to whom death or bodily injury claims could be asserted against Landlord, Tenant or the Premises and general liability and property damage insurance (which may be effected by endorsement, if obtainable, on the insurance required to be carried pursuant to Article 5.1 above), (ii) comprehensive public liability (including property damage coverage) and (iii) builder’s risk coverage (issued on a completed value basis), in each case for the mutual benefit of Landlord and Tenant with limits of not less than those required to be carried pursuant to Article 5.1 above, which insurance shall be maintained by Tenant (or its contractor) at all times when any work is in process in connection with any Changes or Alterations. All insurance under this clause (C) shall be in such form, with such companies, for such periods and in such amounts and types of coverage as would be required by prudent landlords of buildings located in The City of New York that are similar to the Building, or as required by the terms of any Underlying Mortgage, naming Landlord and its employees and agents, and any mortgagee as additional insureds, provided that the names of such additional insureds are provided to Tenant in writing; and

D. Tenant shall deliver to Landlord copies of all permits which Tenant obtains in connection with Material Alterations and, upon completion thereof, Tenant shall deliver to Landlord (i) three (3) copies of “as-built” plans and specifications with respect thereto (which may consist of a set of drawings marked to show field changes) and (ii) copies of all certifications required under applicable Laws with respect to completion of such Material Alterations.

12.3 In performing any work or repairs to, or restoration, replacement or rebuilding of, the Building required to be performed by Tenant under this Lease, Tenant shall observe and perform, in so far as the nature of such repairs, restoration, replacement or rebuilding make such observance and performance appropriate, the conditions relating to Changes or Alterations set forth in Article 12.2 above.

12.4 Title to all additions, improvements, Changes and Alterations to the Building shall vest in Landlord upon the expiration or earlier termination of the Term, without any obligation by Landlord to pay any compensation therefor.

12.5 Notwithstanding anything to the contrary herein, prior to, or upon the expiration of, the Term, Tenant shall have the right to remove that certain bas relief located over the entrance door on Church Street and more particularly shown on Exhibit B annexed hereto (the “Bas Relief”). Upon removal of such Bas Relief, Tenant shall be under no obligation to restore any of the Premises that might have been affected by such removal.

Article 13. Subordination

13.1 Provided that the mortgagee under any Underlying Mortgage (as defined below) shall execute and deliver to Tenant a non-disturbance agreement in form and substance reasonably satisfactory to Tenant (a “Non-Disturbance Agreement”), this Lease shall be subject and subordinate to each mortgage and any renewals, replacements, modifications, extensions and increases thereof (an “Underlying Mortgage”) and all amendments, renewals and replacements thereof which may now or subsequently affect Landlord’s interest in the Premises, in either case, for so long as and subject to the condition that the applicable Non-Disturbance Agreement continues to be in full force and effect. In the event of the enforcement by the holder of any Underlying Mortgage of the remedies provided for by Laws or by such Underlying Mortgage, or any person or entity succeeding to the interest of such holder (herein called a “Successor Landlord”), Tenant shall automatically become the tenant of such holder or successor in interest, as the case may be, without change in the terms or provisions of this Lease, except that such holder or successor shall not be liable for (i) any default by Landlord under this Lease except to the extent that such default continues after the date such holder or successor succeeds to Landlord’s interest in the Premises, (ii) any payments of rent made more than thirty (30) days in advance of when due, (iii) any monies owing by Landlord to the credit of Tenant, (iv) bound by any covenant to undertake or complete any tenant improvement work in the Premises or to provide an allowance therefor except as expressly provided in this Lease, (v) subject to any credits, offsets, claims, counterclaims, demands or defenses which Tenant may have against Landlord except as expressly provided in this Lease, (vi) required to account for any security deposit other than any security deposit actually delivered to the Successor Landlord, or (vii) bound by any modification of this Lease made without Successor Landlord’s written consent to the extent such consent shall have been required under the applicable Underlying Mortgage. Upon request by such holder or Successor Landlord, Tenant shall execute and deliver an instrument or instruments, reasonably requested by such holder or Successor Landlord confirming the attornment provided for herein, but no such instrument shall be necessary to make such attornment effective. Landlord hereby represents and warrants to Tenant that as of the date of this Lease the only Underlying Mortgage is [                                ].

13.2 If any default by Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, Tenant shall not exercise such right (i) until it has given written notice of such default to Landlord and each Underlying Mortgagee whose name and address shall previously have been furnished to Tenant in writing, and (ii) until thirty (30) days shall have elapsed following the giving of such notice (in the case of a monetary default by Landlord) or sixty (60) days shall have elapsed following the giving of such notice (in the case of a non-monetary default by Landlord), provided such Underlying Mortgagee shall, within ten (10) days following the giving of such notice give Tenant notice of its intention to, and with due diligence commence and continue to, remedy such default. Nothing contained in this Article 13.2 shall limit or otherwise affect Tenant’s right to terminate this Lease under Article 2.3 or under any other circumstances provided hereunder (other than a default by Landlord).

Article 14. Mechanics’ Liens

14.1 Tenant shall not suffer or permit any mechanics’ liens to be filed against the Premises, nor against Tenant’s leasehold estate hereunder, by reason of work, labor, services or materials supplied or claimed to have been supplied to Tenant or anyone holding any interest in the Premises or any part thereof through or under Tenant. If any such mechanic’s lien shall at any time be filed against the Premises, Tenant shall, within sixty (60) days after notice of the filing thereof, cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. If Tenant shall fail to cause such lien to be discharged within the period aforesaid, then Landlord, in addition to any other right or remedy it may have, may discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings, and in any such event Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest, costs and allowance. Any amount so paid by Landlord (including, without limitation, reasonable attorney’s fees), shall constitute Additional Rent and shall be payable within thirty (30) days after demand therefor, together with interest thereon at the Default Rate. Nothing contained in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement, alteration to or repair of the Premises or any part thereof, nor as giving Tenant a right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any mechanic’s lien against Landlord’s interest in the Premises.

Article 15. Surrender of the Premises; Landlord Retention of Union Employees

15.1(a) Subject to Articles 11.1 and 15.3 hereof, upon the expiration or earlier termination of this Lease, Tenant shall surrender (and shall cause all Tenant Affiliated Parties to surrender) the Premises to Landlord in its then “AS IS” condition and Tenant shall not be obligated to repair any damage to the Premises caused by the removal of Tenant’s Property or otherwise as a result of Tenant’s move-out of the Premises.

(b) Tenant acknowledges that possession of the Premises must be surrendered to Landlord at the expiration or sooner termination of the Term hereof. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender, or cause the Tenant Affiliated Parties to timely surrender, possession of the Premises as aforesaid will be substantial, will exceed the amount of the monthly installments of the Fixed Rent theretofore payable hereunder, and may be impossible accurately to measure. If possession of the Premises is not surrendered to Landlord upon the expiration or earlier termination of this Lease, Tenant shall be obligated to pay:

(i) the following amount, which shall constitute the Fixed Rent:

(A) If such holdover is a result of a Force Majeure Event (as hereinafter defined), then as Landlord’s sole and exclusive remedy with respect thereto, Tenant shall pay to Landlord per month (or per diem) a sum equal to: (A) until the date which is equivalent to the Proposed Expiration Date plus the number of days such Force Majeure Event results in Tenant’s inability to move into its (or its affiliates) new premises at 7 World Trade Center, New York, New York (“7 WTC”), but in no event to exceed the earlier to occur of (1) one hundred eighty (180) days following the occurrence of such Force Majeure Event, and (2) June 30, 2008, one hundred percent (100%) of the total monthly amount of Fixed Rent payable hereunder prior to such Force Majeure Event, (B) during the next sixty (60) days of any such holding over, one hundred twenty-five percent (125%) of the total monthly amount of Fixed Rent payable hereunder prior to such termination, (C) during the next six (6) months of any such holding over, one hundred fifty percent (150%) of the total monthly amount of Fixed Rent payable hereunder prior to such termination, (D) during the next six (6) months of any such holding over, two hundred percent (200%) of the total monthly amount of Fixed Rent payable hereunder prior to such termination, and (E) thereafter, two hundred fifty percent (250%) of the total monthly amount of Fixed Rent payable hereunder prior to such termination. For purposes of this Article 15, a “Force Majeure Event” shall mean the occurrence of any of the following, to the extent affecting 7 WTC: (1) strike, (2) lockouts or other labor troubles, (3) governmental preemption in connection with a national emergency, (4) any rule, order or regulation of any governmental agency, (5) conditions of supply or demand which are affected by war or other national, state or municipal emergency, (6) fire or other casualty, (7) civil disturbance, act of the public enemy, riot, sabotage, blockade, embargo or explosion, (8) acts of God (such as, by way of example only, tornado, earthquake, hurricane, washout or storm) or (9) the existence of any other event beyond a party’s reasonable control; provided, however, that (Y) lack of funds shall not be deemed Force Majeure, and (Z) such occurrence results in Tenant’s inability to move into its (or its affiliates) new premises at 7 WTC, or

(B) If such holdover is a result of a delay caused by 7 World Trade Center, LLC (or any successor thereto), the landlord of Tenant’s new premises located at 7 WTC, then as Landlord’s sole and exclusive remedy with respect thereto, Tenant shall pay to Landlord per month (or per diem for each day of such delay) a sum equal to one hundred percent (100%) of the total monthly amount of Fixed Rent payable hereunder prior to the Expiration Date, or

(C) If such holdover is a result of any reason other than those described in clause (A) or (B) above, then as Landlord’s sole and exclusive remedy with respect thereto (provided Landlord shall retain the right to prosecute a holdover proceeding to obtain possession of the Premises), Tenant shall pay to Landlord per month (or per diem) during which Tenant holds over in the Premises after the expiration or sooner termination of the Term hereof for use and occupancy, a sum equal to (A) during the first sixty (60) days of any such holding over, one hundred percent (100%) of the total monthly amount of Fixed Rent payable hereunder prior to such termination, (B) during the next sixty (60) days of any such holding over, one hundred twenty-five percent (125%) of the total monthly amount of Fixed Rent payable hereunder prior to such termination, (C) during the next six (6) months of any such holding over, one hundred fifty percent (150%) of the total monthly amount of Fixed Rent payable hereunder prior to such termination, (D) during the next six (6) months of any such holding over, two hundred percent (200%) of the total monthly amount of Fixed Rent payable hereunder prior to such termination, and (E) thereafter, two hundred fifty percent (250%) of the total monthly amount of Fixed Rent payable hereunder prior to such termination, and

(ii) one-twelfth (1/12) of all items of Additional Rent under Article 7 hereof which would have been payable monthly pursuant to this Lease had its Term not expired or been terminated, and

(iii) those other items of Additional Rent which would have been payable pursuant to this Lease had its Term not expired or been terminated which aggregate sum Tenant agrees to pay to Landlord on demand, in full without setoff.

(c) Tenant and Landlord expressly agree that no extension or renewal of this Lease shall be deemed to have occurred by any such holding over described in Article 15.1(b), nor shall Landlord be precluded by accepting such aggregate sum for use and occupancy from exercising all rights and remedies available to it to obtain possession of the Premises. No holding over by Tenant after the Term shall operate to extend the Term. In no event shall Landlord have any right to consequential damages if Tenant fails to surrender possession of the Premises upon or at any time following the expiration or earlier termination hereof. Nothing herein contained shall be deemed to permit Tenant (or any Tenant Affiliated Party) to retain possession of the Premises after the expiration or earlier termination of this Lease. The acceptance by Landlord of any payments from Tenant after the expiration or earlier termination of this Lease shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding (such being an “agreement expressly providing otherwise” within the meaning of Section 232-c of the Real Property Law of the State of New York), nor shall any such acceptance be deemed anything other than an acceptance of payment on account of the amounts to be paid by Tenant in accordance with the provisions of this Article 15.1. If Tenant holds over in the Premises, then Tenant expressly waives, for itself and for any Person claiming through or under Tenant, any rights which Tenant or any such Person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force in connection with any holdover summary proceedings which Landlord may institute to enforce the foregoing provisions of this Article 15.1(b).

15.2 Upon the Expiration Date, Tenant shall have the right to elect, in its sole discretion, whether to remove all or some of Tenant’s Property from the Premises or to leave the same at the Premises without liability to Tenant. Any Tenant’s Property left at the Premises following the Expiration Date or the earlier termination of this Lease, shall be deemed abandoned by Tenant and Tenant shall not be responsible for the costs of removal thereof. The term “Tenant’s Property” shall mean all apparatus, machinery, devices, fixtures, appurtenances, equipment, furniture, furnishings and other items of personal property, if any, owned by Tenant and located at the Premises other than Building Systems Equipment which shall be and remain the property of Landlord and shall not be removed except as set forth in Article 35.

15.3 Upon the Expiration Date, Tenant shall not be required to remove any Changes or Alterations (structural or non-structural) performed by or on behalf of Tenant (or any of its predecessors-in-interest) at any time other than those Changes or Alterations (structural or non-structural) which are performed by Tenant following the date hereof and with respect to which (i) Landlord’s consent was required and obtained and (ii) as a condition to the granting of such consent Landlord shall have expressly required in such consent that such Changes and Alterations be removed, and any resulting damage be repaired, upon the expiration or earlier termination of this Lease.

15.4 Tenant shall permit Landlord (and any Underlying Mortgagee) to enter the Premises upon reasonable notice and during the Operation Hours for the purpose of inspecting the Premises and, in the case of Landlord, exhibiting the same to prospective purchasers, tenants or mortgagees thereof, provided that (i) Landlord (and any Underlying Mortgagee) shall be accompanied by a representative of Tenant at all times; (ii) Landlord (and any Underlying Mortgagee) shall not interfere with the operation of Tenant’s business at the Premises; and (iii) such right of inspection and exhibition for prospective purchasers, tenants and mortgagees shall be limited to (1) not more than four (4) times per calendar month during the period commencing on the date hereof and ending on the date (the “Last Period Start Date”) which is the earlier of (a) the Expiration Date or (b) the date on which Tenant shall deliver a Termination Notice, and (2) eight (8) times per calendar month during the period following the Last Period Start Date. The “Operation Hours” means the time beginning 8:00 a.m. on any day and ending 5:30 p.m. of the same day. Following the Last Period Start Date, such inspection and exhibition may occur during times which are not Operation Hours not more than four (4) times during any calendar month (such four (4) times to be included within, and not in addition to, the limits described above) provided the other requirements with respect thereto shall be complied with. Notwithstanding the foregoing, Tenant may exclude Landlord and any other persons from entering portions of the Premises for security or confidentiality reasons (whether or not required by any governmental authority or Laws).

15.5 Upon the Expiration Date, (i) Landlord shall take possession subject to the Contracts which are in effect as of the date hereof (to the extent then in effect) and to any other Contracts (or amendments or modifications thereof) which Tenant shall be permitted to enter into hereunder (in the case of Contracts or amendments or modifications thereof) or as to which Landlord shall have given its consent (which consent may be withheld in Landlord’s sole discretion); provided, however, the only Contracts that shall remain in effect after the Expiration

Date shall be those Contracts which Landlord, upon providing Tenant at least thirty (30) days’ notice, directs Tenant not to terminate as of the Expiration Date (it being agreed that Tenant shall terminate all other Contracts effective as of the Expiration Date and Tenant shall be responsible for all termination fees and penalties in connection therewith) and (ii) Tenant shall deliver to Landlord, to the extent in Tenant’s possession, true and complete maintenance records for the Premises, all licenses and permits then pertaining to the Premises and Building Systems Equipment (excluding those relating to Tenant’s business operations at the Premises), permanent or temporary certificates of occupancy then in effect for the Building, and all warranties and guarantees then in effect which Tenant has received in connection with any work or services performed or Building Systems Equipment installed in the Building together with a duly executed assignment thereof to Landlord (to the extent assignable), all financial reports, books and records relating to the Premises and any and all other documents of every kind and nature whatsoever relating to the Premises, excluding any such financial reports, books or records which relate to Tenant’s business operations at the Premises. In addition, Tenant shall deliver to Landlord, to the extent in Tenant’s possession, keys and lock combinations to the Building, fire underwriters certificates for the Building, certificates of inspection for elevators, manlifts, plumbing, sprinklers and fire alarms, as-built plans for the Building (to the extent available), and an assignment of Tenant’s right, title and interest in any proceedings for a reduction in the assessed valuation of the Premises with respect to the tax year during which such expiration or earlier termination occurs, it being agreed that Tenant shall be entitled to receive all refunds obtained in connection with any such proceedings with respect to any prior years and any refund with respect to the tax year during which such expiration or earlier termination shall occur shall be apportioned between Landlord and Tenant based upon the number of days during such tax year that this Lease shall have been in effect (after deducting and reimbursing to Landlord and Tenant the reasonable costs and expenses incurred by each in obtaining such refunds). Tenant shall have the right to enter into new Contracts or modify or amend any existing or new Contracts provided such new Contracts or modifications or amendments shall be terminable by Landlord, without penalty, upon not more than thirty (30) days’ notice.

15.6 Landlord agrees that, effective as of the expiration or earlier termination of this Lease, all employees of Tenant (or its property manager) at the Premises who are union employees shall be offered the same employment by Landlord (or by the property manager to be engaged by Landlord) under their then current employment contracts or agreements, including any collective bargaining agreements or other union contracts (the “Employment Contracts”). Landlord acknowledges that in the event it (or its property manager) either (i) terminates any of such union employees, or (ii) terminates any cleaning contractor, security contractor or other service provider to the Premises employing union personnel or requires any such service provider to reduce their employees at the Premises and, as a result, any of the union employees engaged by such companies are terminated (each of the events described in (a) and (b), a “Termination Event”), certain severance payments and other termination benefits (collectively, “Termination Payments”) may be payable with respect to such terminated employees. Landlord agrees that it shall be liable for the payment of all such Termination Payments and hereby agrees to indemnify and hold harmless Tenant and the other Tenant Parties (as defined in Article 43) from and against any loss, cost, damage, liability or expense (including, without limitation, reasonable attorneys’ fees, court costs and disbursements) incurred by Tenant or any other Tenant Party arising from or by reason of (1) the occurrence of a Termination Event, (2) Landlord’s failure to pay such Termination Payments as and when due and payable, (3) Landlord’s failure to comply with the preceding provisions of this Section 15.6 or (4) Landlord’s failure to comply with the obligations under the Employment Contracts required to be performed by the owner of the Premises and which accrue from and after the expiration or earlier termination of this Lease (it being agreed that the obligation to make Termination Payments shall be deemed an obligation which accrues after the expiration or earlier termination of this Lease).

15.7 The provisions of this Article 15 shall survive the expiration or earlier termination of this Lease.

Article 16. Assignment and Subletting

16.1 Except as provided herein, Tenant shall not voluntarily or by operation of law assign, transfer, mortgage, sublet, or otherwise transfer or encumber all or any part of Tenant’s interest in this Lease or in the Premises without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion. The transfer of more than 50% of any direct or indirect capital stock, partnership interest, membership interest or other ownership interest in Tenant shall be considered an assignment of this Lease. Any request for consent under this Section 16.1 shall be accompanied by the name of the proposed assignee or subtenant and a brief description of the nature of its business. Landlord shall respond to Tenant’s request for consent hereunder within five (5) business days following request therefor and any attempted assignment, transfer, mortgage, encumbrance or subletting without such consent shall be void, and shall constitute a breach of this Lease. The consent by Landlord to a particular assignment or subletting shall not be deemed a consent by Landlord to any further assignment or subletting. No assignment shall operate to release the assignor from its obligations hereunder and such assignor shall continue to remain liable therefor.

16.2 Notwithstanding anything contained in this Lease to the contrary, Tenant may assign or sublet the Premises, or any portion thereof, without Landlord’s consent, to any Person or entity which Controls, is Controlled by or is under common Control with Tenant, or to any entity resulting from the merger or consolidation with Tenant, or to any Person or entity which acquires substantially all of the assets of Tenant as a going concern of the business that is being conducted on the Premises, provided that said assignee assumes, in full, the obligations of Tenant under this Lease which accrue from and after the effectiveness thereof. Notwithstanding anything contained in this Lease to the contrary, Tenant may, without Landlord’s consent, sublet or license space at the Premises to any Tenant Affiliated Party, or otherwise permit any Tenant Affiliated Party (and its partners, members, shareholders, officers, directors, employees, agents and representatives) to occupy space at the Premises, provided that such sublease, license or other right of occupancy terminates not later than the expiration or earlier termination of this Lease. If Tenant shall have assigned this Lease or sublet all or any portion of the Premises pursuant to this Article 16.2 to any Person or entity which, at the time of assignment is a Tenant Affiliated Party but which shall thereafter cease to be a Tenant Affiliated Party, then the continuation of such Person’s tenancy or subtenancy, as applicable, after the date such Person or entity shall cease to be a Tenant Affiliated Party, shall be subject to Landlord’s consent pursuant to Article 16.1. Upon this Lease being assigned or a portion of the Premises being sublet to any Tenant Affiliated Party, such Tenant Affiliated Party shall be subject to the terms of this Article 16, as if it were the Tenant.

16.3 Tenant shall not, without Landlord’s prior approval (which approval may be withheld in Landlord’s sole discretion, except as set forth below) enter into any Tenant Lease. Each Tenant Lease pursuant to this Article 16.3 shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Lease.

16.4 INTENTIONALLY OMITTED.

16.5 Notwithstanding any such sublease by Tenant or any acceptance of Fixed Rent or Additional Rent by Landlord from any subtenant, Tenant will remain fully liable for the payment of the Fixed Rent and Additional Rent due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on Tenant’s part to be observed and performed, and for all acts and omissions of any licensee or subtenant or anyone claiming under or through any subtenant which shall be in violation of any of the obligations of this Lease, and any such violation shall be deemed to be a violation by Tenant. Tenant shall indemnify, defend and hold harmless Landlord against and from any and all losses, liabilities, damages, costs, and expenses (including reasonable attorneys’ fees and disbursements) resulting from any claims that may be made against Landlord by the assignee or subtenant arising from or in connection with any assignment or subletting, or by any brokers or other Persons (with whom Tenant or its proposed assignee or subtenant may have dealt) claiming a commission or similar compensation in connection with the assignment or sublease. With respect to each and every Tenant Lease authorized to be entered into by Tenant under the provisions of this Lease: (a) no Tenant Lease shall be for a term ending later than one day prior to the Expiration Date; (b) no Tenant Lease shall be delivered, and no subtenant shall take possession of the Premises or any part thereof, until an executed counterpart of such Tenant Lease has been delivered to Landlord; (c) each Tenant Lease shall contain the condition and restriction that the Tenant Lease shall not be assigned, encumbered or otherwise transferred or the subleased premises further sublet by the sublessee in whole or in part, or any part thereof suffered or permitted by the sublessee to be used or occupied by others, without the prior written consent of Landlord in each instance, unless otherwise permitted pursuant to the terms of this Lease; and (d) each Tenant Lease shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a Tenant Lease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such Tenant Lease, and such subtenant shall, at Landlord’s option, attorn to Landlord as sublandlord under such Tenant Lease for the balance of the term and on all of the then executory provisions of such Tenant Lease, except that Landlord shall not (i) be liable for any previous act or omission of Tenant under such Tenant Lease, (ii) be subject to or liable for any credit, counterclaim, offset or defense, which theretofore accrued to such subtenant against Tenant, (iii) be bound by any rent which such subtenant might have paid for more than the current month to Tenant, (iv) be required to account for any security deposit other than the security deposit actually delivered to Landlord, (v) be liable for any brokerage commission payable in connection with such Tenant Lease or any renewal thereof, (vi) be bound by any amendment, modification or surrender of such Tenant Lease made without Landlord’s prior written consent, such consent not to be unreasonably withheld or delayed, other than modifications which do not increase Landlord’s obligations, decrease Tenant’s obligations or increase Tenant’s rights, (vii) be liable for any claim for damages of any kind whatsoever as the result of any breach by Tenant that occurred before the date of attornment, (viii) be bound by any obligation to restore the Building, such subtenant’s premises or property located therein in the event of a casualty or condemnation of the Building or such subtenant’s premises or any portion thereof except as required by this Lease, or (ix) be obligated to perform, or be liable for any payment to such subtenant of any sums or the granting to such subtenant of any credit in the nature of a contribution toward the cost of, any work in the subleased space or to prepare it for occupancy beyond Landlord’s obligations under this Lease, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Article 16. The provisions of this Article 16 shall be self-operative and no further instrument shall be required to give effect to this provision.

Article 17. Default Provisions

17.1 In case one or more of the following events (an “Event of Default”) shall have occurred and shall not have been remedied:

A. default shall be made in the payment of the Fixed Rent or Additional Rent and such default shall continue for ten (10) business days after notice thereof, specifying such default, shall have been given to Tenant;

B. default shall be made in the performance of any other covenant or agreement on the part of Tenant to be performed hereunder, and such default shall continue for a period of thirty (30) days after notice thereof, specifying such default, shall have been given to Tenant; provided, however, in the case of a default which cannot with due diligence be remedied by Tenant within a period of thirty (30) days, if Tenant commences the cure of such default within thirty (30) days after notice thereof and thereafter proceeds with all due diligence to remedy the default, the period of time after the giving of such notice within which to remedy the default shall be extended for such period as may be necessary to remedy the same with all due diligence;

C. if Tenant shall file a voluntary petition under Title 11 of the United States Code or if Tenant shall file any petition or answer seeking, consenting to or acquiescing in any reorganization, arrangement, composition, other present or future applicable federal, state or other statute or law, or shall consent to or acquiesce in the appointment of any trustee, receiver, custodian, assignee, sequestrator, liquidator or other similar official of Tenant, or of all or any substantial part of its properties or of the Premises or any interest therein of Tenant; or

D. if within one hundred twenty (120) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other present or future applicable federal, state or other statute or law, such proceeding shall not have been dismissed, or if, within one hundred twenty (120) days after the appointment, without the consent or acquiescence of Tenant, of any trustee, receiver, custodian, assignee, sequestrator, liquidator or other similar official of Tenant or of all or any substantial part of its properties or of the Premises or any interest therein of Tenant or such appointment shall not have been vacated or stayed on appeal or otherwise, or if, within one hundred twenty (120) days after the expiration of any such stay, such appointment shall not have been vacated;

then Landlord may, at Landlord’s option, give to Tenant a notice of election to end the term of this Lease at the expiration of fifteen (15) days from the date of service of such notice, and, if said notice is given, then at the expiration of said fifteen (15) days the term of this Lease and all right, title and interest of Tenant hereunder shall expire as fully and completely as if that day were the date herein specifically fixed for the expiration of the term of this Lease, and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

17.2 Upon the termination of this Lease pursuant to any of the provisions of this Article 17, Landlord may, to the extent permitted by law, re-enter the Premises by summary dispossess proceedings or any other action or proceeding authorized by law and remove Tenant therefrom without being liable for any damages therefor.

17.3 Landlord may elect by appropriate judicial proceeding to enforce performance or observance by Tenant of the applicable provisions of this Lease or to recover damages for breach thereof, to the extent permitted in Article 17.4.

17.4 Upon Landlord’s termination of this Lease following an Event of Default, Landlord may, at Landlord’s option, at any time and from time to time, relet the Premises or any part or parts thereof, and receive and collect the rents therefor, applying the same first to the payment of such expenses as Landlord may have incurred in recovering possession of the Premises and then to the fulfillment of the covenants and agreements of Tenant hereunder. Any such reletting herein provided for may be for the remainder of the term of this Lease or for a longer or shorter period. In any such case and whether or not the Premises, or any part thereof, be relet, Tenant shall pay to Landlord the Fixed Rent, and Additional Rent required to be paid by Tenant up to the time of such termination of this Lease, and thereafter Tenant shall, if required by Landlord, pay to Landlord until the end of the term of this Lease the equivalent of the amount of all the Fixed Rent and Additional Rent required to be paid by Tenant, less the net avails of reletting, if any, and the same shall be due and payable by Tenant to Landlord on the dates the same would otherwise have been due.

17.5 Landlord and Tenant each waives and shall waive any and all right to a trial by a jury in the event that summary or other proceedings shall be instituted by Landlord.

17.6 Suit or suits for the recovery of damages, or for a sum equal to any installment or installments of rental payable hereunder or any deficiencies in the payment of rent or other sums payable by Tenant to Landlord pursuant to this Article 17, may be brought by Landlord from time to time at Landlord’s election, and nothing herein contained shall be deemed to require Landlord to await the date whereon this Lease would have expired had there been no Event of Default by Tenant and termination.

17.7 No receipt of moneys by Landlord from Tenant after the termination of this Lease shall reinstate, continue or extend the term of this Lease or affect any notice theretofore given to Tenant, or operate as a waiver of the right of Landlord to enforce the payment of rental payable by Tenant hereunder or thereafter falling due, or operate as a waiver of the right of Landlord to recover possession of the Premises by proper remedy, except as herein otherwise expressly provided, it being agreed that after the termination of this Lease, or after a final order or judgment for the possession of the Premises, Landlord may demand, receive and collect any moneys due or thereafter falling due without in any manner affecting such notice, proceeding, order, suit or judgment, all such moneys collected being deemed payments on account of the use and operation of the Premises or, at the election of Landlord, on account of Tenant’s liability hereunder.

17.8 No failure by either party (or its predecessor-in-interest) to insist upon the strict performance of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rental or other payment during the continuance of any such breach, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Lease to be performed or complied with by either party, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by the other party. No waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease still continue in full force and effect with respect to any other than existing or subsequent breach thereof.

17.9 In the event of any breach or threatened breach by either party of any of the covenants, agreements, terms or conditions contained in this Lease, the other party shall be entitled to enjoin such breach.

Article 18. Indemnification

18.1 Tenant shall indemnify, defend and save harmless Landlord against and from any and all claims, losses, damages, costs, liabilities or expenses, including, without limitation, reasonable attorneys’ fees, court costs and disbursements (collectively, “Claims”) made by or on behalf of any Person or entity arising from (a) any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to this Lease, or (b) any act of negligence or alleged act of negligence or willful misconduct of Tenant, or of its agents, contractors, servants, or employees.

18.2 Landlord shall indemnify, defend and save harmless Tenant against and from any and all Claims made by or on behalf of any Person or entity arising from (a) any breach or default on the part of Landlord in the performance of any covenant or agreement on the part of Landlord to be performed pursuant to this Lease, and (b) any act of negligence or alleged act of negligence or willful misconduct of Landlord, or of its agents, contractors, servants, or employees.

18.3 If any Claim is made or brought against Landlord or Tenant, which Claim one party shall be obligated to indemnify the other party against, pursuant to the terms of this Lease, then, upon demand by the indemnified party, the indemnifying party, at its sole cost and expense, shall resist or defend such Claim in the indemnified party’s name, if necessary, by such attorneys as the indemnified party shall approve, which approval shall not be unreasonably withheld or delayed. Attorneys for the indemnifying party’s insurer shall hereby be deemed approved for purposes of this Article 18.3. In no event shall the indemnified party settle or compromise any Claim without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. The indemnifying party shall not settle or compromise any Claim which would involve actions or agreements by the indemnified party other than the payment of money without the consent of the indemnified party which consent shall not be unreasonably withheld or delayed.

18.4. The provisions of this Article 18 shall survive the expiration or earlier termination of this Lease.

Article 19. Expedited Arbitration

(a) In any case in which this Lease expressly provides that a matter is to be determined by expedited arbitration, such expedited arbitration shall be conducted in Manhattan in accordance with the Commercial Arbitration Rules (Expedited Procedures) of the American Arbitration Association (“AAA”), except that the provisions of this Article 19 shall supersede any conflicting or inconsistent provisions of said rules. The party requesting arbitration shall do so by giving notice to that effect to the other party, specifying in said notice the nature of the dispute, and that said dispute shall be determined in the City of New York, by a panel of three arbitrators in accordance with this Article 19. Landlord and Tenant shall each appoint their own arbitrator within ten (10) days after the giving of notice by either party. If either Landlord or Tenant shall fail timely to appoint an arbitrator, the appointed arbitrator shall select the second arbitrator, who shall be impartial, within ten (10) days after such party’s failure to appoint. The arbitrators so appointed shall meet and shall, if possible, determine such matter within ten (10) days after the second arbitrator is appointed and their determination shall be binding on the parties. If for any reason such two arbitrators fail to agree on such matter within such period of ten (10) days, then either Landlord or Tenant may request the AAA to appoint an arbitrator who shall be impartial within ten (10) days of such request and both parties shall be bound by any appointment so made within such ten (10) day period. The third arbitrator (and the second arbitrator if selected by the other arbitrator as provided above) only shall subscribe and swear to an oath fairly and impartially to determine such dispute. Within ten (10) days after the third arbitrator has been appointed, each of the first two arbitrators shall submit their respective determinations to the third arbitrator who must select one or the other of such determinations (whichever the third arbitrator believes to be correct or closest to a correct determination) within ten (10) days after the first two arbitrators shall have submitted their respective determinations to the third arbitrator, and the selection so made shall in all cases be binding upon the parties, and judgment upon such decision may be entered into any court having jurisdiction. In the event of the failure, refusal or inability of an arbitrator to act, a successor shall be appointed within ten (10) days as hereinbefore provided. The third arbitrator shall be experienced in the issue with which the arbitration is concerned and shall have been actively engaged in such field for a period of at least ten (10) years before the date of his or her appointment hereunder. If the second arbitrator is appointed by the first arbitrator as provided above, such second arbitrator shall also be experienced in the issue with which the arbitration is concerned and have been actively engaged in such field for a period of at least ten (10) years before the date of his or her appointment hereunder. The third arbitrator shall apply the laws of the State of New York, without giving effect to any principles of conflicts of laws. The third arbitrator shall schedule a hearing where the parties and their advocates shall have the right to present evidence, call witnesses and experts and cross-examine the other party’s witnesses and experts.

(b) The cost of any arbitration hereunder and reasonable legal fess of each party shall be the responsibility of the non-prevailing party in such arbitration.

Article 20. Remedies

20.1 The specified rights and remedies to which Landlord or Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other rights or remedies to which Landlord or Tenant may be lawfully entitled in case of any breach or threatened breach by the other of any provision of this Lease. The failure of Landlord or Tenant to insist in any one or more cases upon the strict performance of any of the covenants of this Lease or to exercise any option herein contained shall not be construed as a waiver or a relinquishment for the future of such covenant or option. A receipt by Landlord of the Fixed Rent or Additional Rent with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord or Tenant of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord or Tenant, as the case may be. In addition to the other remedies in this Lease provided, Landlord and Tenant shall be entitled to restraint by injunction of the violation, or attempted or threatened violation, of any of the covenants, conditions or provisions of this Lease.

20.2 Notwithstanding anything to the contrary contained in this Lease, neither Landlord nor Tenant shall have any right to seek consequential damages in connection with any breach by the other party of its obligations hereunder.

20.3 The provisions of this Article 20 shall survive the expiration or earlier termination of this Lease.

Article 21. Certificates of Landlord and Tenant

21.1 Either party hereto shall, at any time and from time to time, upon not less than fifteen (15) days’ prior notice from the other party, execute, acknowledge and deliver to the other party a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications), and the dates to which the Fixed Rent and Additional Rent, if any have been paid, and stating whether or not to the best knowledge of the signer of such statement the other party is in default in keeping, observing or performing any covenant or agreement contained in this Lease and, if there be a default, specifying each such default and otherwise certifying (to the best of its knowledge) such other matters as may be reasonably requested; it being intended that any such statement delivered pursuant to this Article 21 may be relied upon by the other party or any prospective purchaser or mortgagee or permitted assignee of its estate.

Article 22. Notices

22.1 All notices, demands, requests or other communications (collectively, “Notices”) required to be given or which may be given hereunder shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, or (b) national overnight delivery service, or (c) personal delivery or (d) facsimile transmission (provided that the original shall be simultaneously delivered by national overnight delivery service or personal delivery), addressed as follows:

(i)	If to Tenant:

Moody’s Corporation

99 Church Street

New York, NY 10007

Attn: Arthur N. Skelskie,

Vice-President, Global Real Estate

Fax: (212) 298-6314

with a copy to:

Moody’s Corporation

99 Church Street

New York, NY 10007

Attn: General Counsel

Fax: (212) 553-0084

And:

Fried, Frank, Harris, Shriver & Jacobson, LLP

One New York Plaza

New York, New York 10004

Attention: Jonathan L. Mechanic, Esq.

Fax: (212) 859-4000

(ii)	If to Landlord:

99 Church Investors LLC

c/o Silverstein Properties, Inc.

7 World Trade Center

250 Greenwich Street

New York, New York 10007

Attention: Larry A. Silverstein

(212) 302-6801

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

Attention: Benjamin F. Needell, Esq.

Fax: (917) 777-2600

Any Notice so sent by certified or registered mail, national overnight delivery service or personal delivery shall be deemed given on the date of receipt or refusal as indicated on the return receipt, or the receipt of the national overnight delivery service or personal delivery service. Any Notice sent by facsimile transmission shall be deemed given when received as confirmed by the telecopier electronic confirmation receipt. A Notice may be given either by a party or by such party’s attorney. Tenant or Landlord may designate, by not less than five (5) business days’ notice given to the others in accordance with the terms of this Article 22.1, additional or substituted parties to whom Notices should be sent hereunder.

Article 23. Quiet Enjoyment

23.1 Tenant, upon paying the Fixed Rent and Additional Rent and upon observing and keeping all of the covenants, agreements and provisions of this Lease on its part to be observed and kept, shall (subject to the terms and conditions of this Lease) lawfully and quietly hold, occupy and enjoy the Premises during the term of this Lease without hindrance or molestation and by Landlord or anyone claiming by, through or under Landlord.

Article 24. Invalidity of Particular Provisions

24.1 If any provision of this Lease or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

Article 25. Covenants to Bind and Benefit the Respective Parties

25.1 The covenants and agreements herein contained shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors and permitted assigns.

Article 26. Broker

26.1 Landlord and Tenant represent to each other that they dealt with no broker or real estate consultant other than CB Richard Ellis, Inc. (“Tenant’s Broker”) in connection with this Lease and the matters contained herein. Tenant agrees that if any claim should be made for commissions or fees by any broker, finder or similar Person or entity (including Tenant’s Broker) by reason of any acts of Tenant or its representatives, Tenant will indemnify and hold Landlord free and harmless from any loss, liability, cost and expense, including reasonable attorneys fees, court costs and disbursements incurred by Landlord arising therefrom. Landlord agrees that if any claim should be made for commissions or fees by any broker, finder or similar Person or entity (excluding Tenant’s Broker) by reason of any acts of Landlord or its representatives, Landlord will indemnify and hold Tenant free and harmless from any loss, liability, cost and expense, including reasonable attorneys’ fees, court costs and disbursements incurred by Tenant arising therefrom.

26.2 The provisions of this Article 26 shall survive the expiration or earlier termination of this Lease.

Article 27. Publicity

27.1 Landlord and Tenant hereby agree that they will not authorize or issue any publicity of this Lease or the matters contained herein without first obtaining the written consent of the other. Nothing herein contained shall limit any parties right to disclose this Lease and matters contained therein to prospective lenders, partners, tenants, title companies and governmental agencies (to the extent required by law) and to Landlords and Tenant’s respective attorneys, accountants, engineers and other representatives. Notwithstanding anything to the contrary herein, Landlord acknowledges and consents to Tenant filing a copy of this Lease with the Securities and Exchange Commission.

Article 28. Submission to Jurisdiction

28.1 Tenant and Landlord hereby consent to the jurisdiction and venue of the courts of the State of New York in connection with any action or proceeding arising out of or relating to this Lease.

Article 29. Recording

29.1 Unless otherwise permitted pursuant to Article 27 hereof, neither this Lease (nor a memorandum hereof) shall be recorded by either party.

Article 30. Applicable Law

30.1 This Lease shall be governed by the laws of the State of New York (without giving effect to conflict of law principles thereof).

Article 31. Amendments

31.1 This Lease may not be altered, changed or amended, except by an instrument in writing signed by the party to be charged.

Article 32. Merger

32.1 This Lease embodies the entire understanding between the parties with respect to the subject mater hereof, and all prior agreements, understandings and statements, oral or written, with respect thereto are merged in this Lease other than these matters set forth in the Purchase Agreement which survive the Closing thereunder, as such term is defined in the Purchase Agreement.

Article 33. Consents

33.1 Whenever it is provided in this Lease that Landlord has a right of consent or approval, such consent or approval (i) shall not (unless otherwise provided herein) be unreasonably withheld, delayed or conditioned and (ii) shall be deemed granted if not denied within fifteen (15) days after request therefor (except in connection with requests under Article 16, in which case the same shall be deemed granted if not denied within fifteen (15) days after request therefor), provided that, in the case of clause (ii), such request shall be in writing and shall specifically set forth therein that, pursuant to this Article 33.1, the consent or approval sought from Landlord will be deemed to be granted if not denied within fifteen (15) days (or five (5) business days, as applicable) after such request is delivered to Landlord. Except where it is provided herein that Landlord may withhold its consent in its sole discretion, any denial of Landlord’s consent shall set forth the reasons for such denial in reasonable detail.

33.2 All references to consent or approval of Landlord or Tenant set forth herein shall be deemed to be the written consent or written approval thereof.

33.3 Tenant hereby waives any monetary claim against Landlord which Tenant may have based upon any assertion that Landlord has unreasonably withheld or delayed any consent or approval requested by Tenant, and Tenant agrees that its sole remedy shall be an action or proceeding to enforce any related provision or for specific performance, injunction or declaratory judgment. In the event of a determination that such consent or approval has been unreasonably withheld or delayed, the requested consent or approval shall be deemed to have been granted; however, Landlord shall have no liability to Tenant for its refusal or failure to give such consent or approval. Tenant’s sole remedy for Landlord’s unreasonably withholding or delaying consent or approval shall be as provided in this Article 33.3.

Article 34. Signage

34.1 Subject to applicable Laws, Tenant shall have the right to maintain all signage currently existing at the Premises as of the date hereof, and Tenant, without the consent of Landlord, shall be permitted to replace such existing signage; provided, that such replacement signage shall be substantially the same size and installed in substantially the same location as such replaced signage. Tenant shall be responsible for the cost of installing, repairing and maintaining such signage.

Article 35. Building Systems Equipment

35.1 Tenant shall not have the right, power or authority to, and shall not, remove any Building Systems Equipment from the Premises without the consent of Landlord, which consent may be withheld by Landlord in its sole and absolute discretion, except (i) for the removal thereof in connection with the making of any repairs, cleaning or other maintenance, in which event, such Building Systems Equipment shall be reinstalled promptly following the completion of such repairs, cleaning or other maintenance, or (ii) if the same is inoperable and repairing the same is not practicable in Tenant’s reasonable judgment, or (iii) if the same is obsolete as reasonably determined by Tenant or (iv) such Building Systems Equipment is promptly replaced by Building Systems Equipment which is comparable in utility and value to the Building Systems Equipment being removed.

Article 36. Zoning

36.1 During the term of this Lease, Landlord shall not make any application to change or restrict the zoning of the Premises or otherwise take any action to restrict Tenant’s ability to use the Premises in any manner which is permitted as of the date of this Lease except for such application or action which will not be effective until after the expiration or earlier termination of this Lease.

Article 37. Waiver of Jury Trial

37.1 TO THE FULLEST EXTENT PERMITTED BY LAW, LANDLORD AND TENANT HEREBY EXPRESSLY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, COUNTERCLAIM OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS LEASE.

Article 38. Attorneys’ Fees

38.1 If either Landlord or Tenant places the enforcement of this Lease or any part thereof in the hands of any attorney, or files suit upon the same, the prevailing party shall, within ten (10) days after demand, reimburse the other party for reasonable attorneys’ fees and disbursements and court costs.

Article 39. Landlord Exculpation

39.1 The obligations of Landlord under this Lease which accrue hereunder following the sale, conveyance, assignment or transfer by the Landlord named herein (or any subsequent Landlord, as applicable) of its interest in the Building or the Land shall not be binding upon the Landlord named herein after its sale, conveyance, assignment or transfer (or upon such subsequent Landlord after the sale, conveyance, assignment or transfer by such subsequent Landlord, as applicable) of its interest in the Building or the Land, as the case may be, to any Person or entity (“Acquiror”) provided that the Acquiror executes and delivers to Tenant an assumption agreement whereby Acquiror unconditionally assumes all of the obligations of the Landlord hereunder which accrue from and after such sale, conveyance, assignment or transfer. The Landlord Parties shall not be liable for the performance of Landlord’s obligations under this Lease. Tenant shall look solely to Landlord to enforce Landlord’s obligations hereunder and shall not seek any damages against any of the Landlord Parties. The liability of Landlord for Landlord’s obligations under this Lease shall be limited to Landlord’s interest in the Premises and Tenant shall not look to any other property or assets of Landlord or the property or assets of any of the Landlord Parties in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations.

Article 40. Hazardous Substances

40.1 Tenant shall not install or store in, on or about the Premises, or use, transport, release, remove and/or dispose of any substances which, at the time of such installation or, storage, use, transportation, release, removal or disposal constitute Hazardous Substances (as defined in Article 43); provided, however, nothing contained herein shall prohibit Tenant from installing, storing or otherwise using any cleaning supplies or other substances or materials which are Hazardous Substances and which are customarily used either (x) in connection with the ownership, operation, use, repair or maintenance of properties comparable to the Premises or (y) in the ordinary course of Tenant’s business; provided, however, that Tenant shall comply in all material respects with all Laws relating to such installation, storage or use. For purposes hereof, “storage” shall mean solely the maintenance of supplies of Hazardous Substances in containers at the Premises and, without limiting the foregoing, in no event shall Tenant be deemed to be storing Hazardous Substances by reason of the presence of Hazardous Substances in the construction materials used in the construction of the Building or any improvements therein. In addition, in the event that the performance of any Changes or Alterations by Tenant necessitates the removal of any Hazardous Substances from the Building (including, without limitation, asbestos), then such removal shall be performed by Tenant at its sole cost and expense in compliance with all applicable Laws. In the event of a violation of any of the foregoing provisions of this Article 40.1 by Tenant, then Landlord may, without notice and without regard to any grace or cure period contained elsewhere in this Lease, take all remedial action deemed necessary to correct such condition, and Tenant shall reimburse Landlord for the reasonable cost thereof, within thirty (30) days after demand therefor.

40.2 Tenant shall indemnify, defend and hold Landlord harmless from and against any loss, liability, damages and costs and expenses (including without limitation, reasonable attorneys’ fees and disbursements) that Landlord may at any time suffer solely by reason of Tenant’s using, transporting, storing, releasing, handling, producing or installing any Hazardous Substances in, on or from the Premises or any portion of the Land or the Building. The provisions of this Article 40.2 shall survive the Expiration Date for one hundred eighty (180) days (“Hazardous Indemnity Period”), provided that Landlord, acting pursuant to its good faith, (i) notifies Tenant of any claim to be made under this Article 40.2 within one hundred twenty (120) days after the Expiration Date, and (ii) commences an action against Tenant within the Hazardous Indemnity Period.

Article 41. Landlord’s Cure Rights

41.1 If Tenant shall default in the performance of any Tenant’s obligations under this Lease and (i) such default creates an imminent danger to the health or safety of Persons and (ii) such default shall be continuing for ten (10) business days after notice thereof (or, in the event of an emergency, with such prior notice, if any, as is practicable), then Landlord, without thereby waiving such default, may (but shall not be obligated to) cure such default at the expense of Tenant as provided in Article 41.2.

41.2 Tenant, within five (5) days upon demand by Landlord, shall reimburse Landlord for any reasonable expenses incurred by Landlord (including reasonable attorneys’ fees) pursuant to, or in connection with, any performance by Landlord for the account of Tenant pursuant to Article 41.1, with interest thereon, at the Default Rate, from the date that Landlord notifies Tenant that such expenses were incurred by Landlord to the date that the same are reimbursed to Landlord by Tenant.

Article 42. Default Interest

42.1 If Tenant shall fail to pay any Fixed Rent or Additional Rent payable to Landlord within ten (10) days following the due date therefor, then Tenant, in addition to such Fixed Rent or Additional Rent, shall pay Landlord interest which accrues thereon at the Default Rate from the due date thereof until paid. The amount of any such interest shall be Additional Rent hereunder and shall be payable upon demand. The assessment and receipt of interest as aforesaid shall be in addition to, and shall in no way be deemed to limit, any other rights and remedies Landlord may have under this Lease or otherwise for non-payment of rent.

Article 43. Definitions

43.1 For the purposes of this Lease, the following definitions shall be applicable.

“Default Rate” shall mean an interest rate, per annum, equal to the Prime Rate plus two percent (2%), but in no event shall the “Default Rate” be a rate greater than the highest lawful rate from time to time in effect.

“Hazardous Substances” shall mean, collectively, any pollutant, contaminant, flammable, explosive, radioactive material, hazardous waste or toxic substance and any other substance or material defined or designated as a hazardous or toxic substance, material or waste, or required to be removed under, any Law, or the manufacture, use, maintenance, storage, ownership or handling of which is restricted, prohibited or regulated by any Law, and shall include, without limitation:

(i) those substances included within the definition of “hazardous substances,” “extremely hazardous,” “hazardous materials,” “hazardous waste,” “toxic substances” or “solid waste” in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001-11050, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 1801 et seq., and in the regulations adopted and promulgated pursuant to said Laws;

(ii) such other substances, materials and wastes which are regulated as to the manner of use, storage or disposal under any Law, or which are classified as hazardous or toxic under any Law;

(iii) any substance which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs), or radon gas, urea formaldehyde, asbestos or lead, and any asbestos or asbestos containing substance; and

(iv) any waste, substance or material that exhibits any of the characteristics enumerated in 40 C.F.R. Section 261.20-261.24, inclusive, or any “extremely hazardous” substance listed under Section 302 of the Superfund Amendment and Reauthorization Act of 1986 (“SARA”) that are present in excess of or equal to threshold planning or reportage quantities defined under SARA.

“Landlord Party” shall mean any direct or indirect principal, partner, member, manager, officer, stockholder, director, employee, agent or contractor of Landlord, or any successor or assign of any of the foregoing, whether disclosed or undisclosed; and “Landlord Parties” shall have the corresponding and plural meaning. The definition of “Landlord Party” shall not include Landlord.

“Laws” shall mean all applicable laws, statutes and ordinances (including codes, approvals, permits and zoning regulations and ordinances) and the orders, rules, regulations, interpretations, directives and requirements of all federal, state, county, city and borough departments, bureaus, boards, agencies, offices, commissions and other subdivisions thereof, or of any official thereof, or of any other governmental, public or quasi-public authority, whether now or hereafter in force.

“Person” shall mean any natural person or persons, a partnership, a corporation, limited liability company, and any other form of business or legal association or entity.

“Prime Rate” shall mean the so-called base rate or prime rate announced by Citibank, N.A. (or its successor) from time to time.

“Tenant” shall mean the Tenant herein named or any assignee or other successor in interest (immediate or remote) of the Tenant herein named, which at the time in question is the owner of the Tenant’s estate and interest granted by this Lease; but the foregoing provisions of this subsection shall not be construed to permit any assignment of this Lease except in accordance with the provisions set forth in Article 16 or to relieve the Tenant herein named or any assignee or other successor in interest (whether immediate or remote) of the Tenant herein named from the full and prompt payment, performance and observance of the covenants, obligations and conditions to be paid, performed and observed by Tenant under this Lease.

“Tenant Lease” means the leases, license and other occupancy agreements approved by Landlord or otherwise permitted under the Purchase Agreement or hereunder.

“Tenant Party” shall mean any direct or indirect principal, partner, member, officer, stockholder, director, employee, agent or contractor of Tenant, or any successor or assign of any of the foregoing, whether disclosed or undisclosed; and “Tenant Parties” shall have the corresponding plural meaning. The definition of “Tenant Party” shall not include Tenant.

Article 44. Relationship of the Parties

44.1 It is the intention of the parties hereto to create the relationship of landlord and tenant, and no other relationship whatsoever, and nothing herein shall be construed to make the parties hereto liable for any of the debts, liabilities or obligations of the other party.

Article 45. Counterparts

45.1 This Lease may be executed in several counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument.

Article 46. Development Rights

46.1 Tenant acknowledges and agrees that Tenant has no right, title or interest in or to any development rights, “air rights” or comparable rights appurtenant to the Premises, and consents to the exclusive use, sale, purchase, pledge, encumbrance, alienation or other utilization of such rights by Landlord. Without limiting the generality of the foregoing, Tenant hereby expressly and irrevocably waives the right hereafter to execute any declaration of zoning lot restrictions, zoning lot development agreement or similar agreement affecting the Premises or any part thereof, and consents to the recording of any such agreement or agreements against the Premises; provided that, during the term hereof, Landlord shall not record or execute any such agreement, or take any other action which (i) would limit Tenant’s rights to use the Premises for the purposes presently permitted under Laws or (ii) would otherwise adversely affect Tenant’s use, occupancy, operation, maintenance or repair of the Premises. The provisions of this Article 46.1 are intended and shall be construed as a complete and irrevocable waiver by Tenant of any interest Tenant may have as a “party in interest” (as such quoted term is defined in Section 12-10 of the Zoning Resolution of the City of New York) in the Premises. The parties agree that, if Landlord acquires the interest of Tenant hereunder, there shall be no merger of the fee and leasehold interests in the Premises. Within ten (10) business days following Landlord’s request, and at Landlord’s sole expense, Tenant shall execute, acknowledge and deliver any instrument(s) (in recordable form) which may be reasonably requested by Landlord to confirm the provisions of this Article 46.1.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed and delivered this Lease as of the day and year first above written.

LANDLORD:

99 CHURCH INVESTORS LLC, a Delaware limited liability company

By:	Metro Fund LLC,
a Delaware limited liability company, its sole member

	By:	Silverstein Metro Fund LLC,
a Delaware limited liability company,
its Manager

By:
		Name:	Michael Levy
		Title:	Vice President & Secretary

TENANT:

MOODY’S HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

GUARANTEE OF PERFORMANCE

This GUARANTY (“Guaranty”) is made of the      day of December, 2006, by Moody’s Corporation, a Delaware Corporation (the “Guarantor”). Guarantor hereby guaranties all of the obligations of Moody’s Holdings, Inc. (the “Tenant”) under that certain Lease (“Lease”) executed as of the date hereof between 99 Church Investors LLC (the “Landlord”) and Tenant. This guaranty shall be of payment and performance, and not merely collectability. The obligations of Tenant under the Lease and the Guarantor under this Guaranty shall be joint and several.

MOODY’S CORPORATION,
a Delaware corporation

By:
Name:
Title: